UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2020

NATIONAL GENERAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36311	27-1046208
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

59 Maiden Lane, 38th Floor

New York, New York 10038

(Address of principal executive offices) (zip code)

(212) 380-9500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	NGHC	The Nasdaq Stock Market LLC
7.50% Non-Cumulative Preferred Stock, Series A	NGHCP	The Nasdaq Stock Market LLC
Depositary Shares, Representing 1/40th of a Share of 7.50% Non-Cumulative Preferred Stock, Series B	NGHCO	The Nasdaq Stock Market LLC
Depositary Shares, Representing 1/40th of a Share of 7.50% Non-Cumulative Preferred Stock, Series C	NGHCN	The Nasdaq Stock Market LLC
7.625% Subordinated Notes due 2055	NGHCZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 7, 2020, National General Holdings Corp., a Delaware corporation (the “Company”), The Allstate Corporation, a Delaware corporation (“Parent”), and Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

The Board of Directors of the Company (the “Company Board”) has unanimously determined that the terms of the Merger are advisable and in the best interests of the Company and its stockholders and resolved to recommend that the holders of shares of Company common stock, par value $0.01 per share (the “Company Common Shares”), adopt the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Company Common Share issued and outstanding (other than (i) shares owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company and (ii) shares held by any person who is entitled to demand and properly demands appraisal of such shares and who has not effectively withdrawn or lost such person’s right to appraisal of such shares) will be automatically converted into the right to receive cash in an amount equal to $32 per share, without interest thereon (the “Merger Consideration”). Each issued and outstanding share of Series A Preferred Stock of the Company, par value $0.01 per share, Series B Preferred Stock of the Company, par value $0.01 per share, Series C Preferred Stock of the Company, par value $0.01 per share, and Series D Preferred Stock of the Company, par value $0.01 per share, shall remain issued and outstanding.

In addition to the right to receive the Merger Consideration as set forth above, prior to the Effective Time, the Company shall declare, and immediately prior to the Effective Time, pay a cash dividend per Company Common Share to holders of issued and outstanding Company Common Shares in an amount equal to $2.50, unless the quotient of (a) the sum of (i) the increase in retained earnings for the period from January 1, 2020 to the business day prior to the date of the closing of the Merger plus (ii) transaction expenses, not to exceed $50,000,000, to the extent reducing such retained earnings, divided by (b) the Company Common Shares issued and outstanding as of the date of the closing of the Merger is less than $1.00, in which case the Special Dividend Amount shall equal the sum of (x) such quotient plus (y) $1.50 (the “Special Dividend Amount”); provided, however, in no event shall the Special Dividend Amount be less than $1.50. Additionally, the Company shall cause certain of its subsidiaries to file for approval with applicable insurance regulators for an extraordinary dividend in an amount as reasonably determined by Parent in consultation with the Company. Approval of such extraordinary dividend is not a condition to consummating the Merger or any other transactions contemplated in the Merger Agreement.

The Merger Agreement provides that, at the Effective Time, each outstanding option to purchase a Company Common Share (a “Company Stock Option”), regardless of whether vested or unvested, will be canceled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled Company Stock Option on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to (i) the Merger Consideration plus (ii) the Special Dividend Amount (the “Total Consideration”) minus the exercise price per Company Common Share underlying such Company Stock Option multiplied by (ii) the number of Company Common Shares underlying such Company Stock Option.

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The Merger Agreement provides that, at the Effective Time, each outstanding restricted stock unit of the Company (“Company RSU”) which was granted prior to July 7, 2020, regardless of whether vested or unvested, will automatically be cancelled. In exchange, the Company and its subsidiaries will pay through their payroll systems to each former holder of any such cancelled Company RSU on the first regularly scheduled payroll date of the Company that is no less than three (3) business days following the Effective Time an amount in cash, without interest thereon and subject to required withholding of taxes, equal to the product of (i) the Total Consideration multiplied by (ii) the number of Company Common Shares underlying such Company RSU.

Each unvested Company RSU granted following July 7, 2020 in accordance with the terms of the Merger Agreement pursuant to the National General Holdings Corp. 2019 Omnibus Incentive Plan (other than any Company RSU granted to a non-employee member of the Company Board) that is outstanding as of the Effective Time will be assumed by Parent (each, an “Assumed Company RSU”) and converted automatically into a restricted stock unit award with respect to a number of shares of the common stock of Parent (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (A) the total number of Company Common Shares subject to the Assumed Company RSU immediately prior to the Effective Time by (B) the quotient (rounded to four decimal places) of (i) the Total Consideration divided by (ii) the volume weighted average price of a share of common stock of Parent on the New York Stock Exchange for the thirty (30) trading days ending with the trading day immediately preceding the date of the closing of the Merger. Each Adjusted RSU Award will be subject to the same terms and conditions applicable to the Assumed Company RSU under the applicable Company equity incentive plan, including vesting, settlement and acceleration.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, (i) agreements to conduct its and its subsidiaries’ businesses in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period, (ii) to forego paying any dividend other than regular quarterly dividends and the Special Dividend or issuing new Company Common Shares subject to customary exceptions during the period between the execution of the Merger Agreement and the Effective Time and (iii) to call a special meeting of the Company’s stockholders to adopt the Merger Agreement.

The Company is subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties or to provide information to and engage in discussions with a third party in relation to an acquisition proposal, subject to certain customary exceptions to permit the Company Board to comply with its fiduciary duties.

Prior to obtaining the approval of the Company’s stockholders, the Company Board may change its recommendation that stockholders vote to adopt the Merger Agreement in response to (i) an event, fact, circumstance, development or occurrence that is material to the Company and its subsidiaries, taken as a whole, arising following the date of the Merger Agreement, that is not known or reasonably foreseeable, or (ii) an acquisition proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and outside financial advisor) to be more favorable to the holders of Company Common Shares than the Merger, taking into account all the terms and conditions of such proposal and the Merger Agreement and is reasonably likely to be completed (a “Superior Proposal”) (in which case the Company may also terminate the Merger Agreement to enter into such Superior Proposal, subject to certain conditions including payment of the Company Termination Fee, as described below), if, in either case, the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to change its recommendation in such circumstances would constitute a breach of its fiduciary duties under applicable law.

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Before the Company Board may change its recommendation or terminate the Merger Agreement to accept a Superior Proposal, the Company must provide Parent four business days’ notice that the Company Board intends to change its recommendation, during which period the Company will negotiate in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of the Merger Agreement (to the extent Parent wishes to do so) so as to permit the Company Board to determine that the failure to change its recommendation would not constitute a breach of its fiduciary duties under applicable law or that the acquisition proposal no longer constitutes a Superior Proposal.

The completion of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the adoption of the Merger Agreement by holders of the Company Common Shares, (ii) any waiting period (and any extension thereof) applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been earlier terminated, (iii) certain authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, any governmental entity regulating the business of insurance or reinsurance companies under insurance laws and certain other governmental entities shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition of a materially burdensome condition that has not been waived by Parent in its sole discretion (collectively, the “Regulatory Approvals”), (iv) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger, and (v) the absence of any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company material adverse effect. The Merger is not subject to approval by the stockholders of Parent or to any financing condition, and Parent represents and warrants in the Merger Agreement that as of the date of the Merger Agreement and as of the date of the closing of the Merger, Parent and Merger Sub will have sufficient immediately available funds to pay all amounts required to be paid by Parent and Merger Sub in connection with the Merger Agreement and in connection with the transactions contemplated thereby.

The Merger Agreement contains certain termination rights, including, among others, (i) by mutual agreement of the parties to terminate, (ii) by either party if any law or order which prohibits consummation of the Merger becomes final and nonappealable, the requisite approval of the Company’s stockholders is not obtained at the stockholder meeting or the Effective Time has not occurred by 11:59 p.m., Eastern Standard time, on April 7, 2021 (the “Termination Date”), (iii) by either party if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements under the Merger Agreement such that a closing condition is not satisfied (subject to notice and cure and other customary exceptions), (iv) by Parent if the Company Board changes its recommendation to the Company’s stockholders or the Company Board failed to include such recommendation in the proxy statement when mailed and (v) by the Company to accept a Superior Proposal. The foregoing notwithstanding, if all of the conditions to closing other than the Regulatory Approvals have been satisfied or, in respect of conditions to be satisfied at the closing, are capable of being satisfied at such time, the Termination Date may be extended by either Parent or the Company to no later than July 7, 2021, and if by July 7, 2021 such conditions remain satisfied or, in respect of conditions to be satisfied at the closing, are capable of being satisfied at such time, the Termination Date may be subsequently extended by either Parent or Company from time to time to a date which is no later than October 7, 2021.

Upon termination of the Merger Agreement under specified circumstances, including by the Company to accept a Superior Proposal or Parent if the Company Board changes its recommendation to the Company’s stockholders, the Company will be required to pay Parent a fee (the “Company Termination Fee”) of $132,500,000.

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In connection with the execution and delivery of the Merger Agreement, Parent and Merger Sub entered into a voting agreement (the “Voting Agreement”) with Leah Karfunkel, Barry Karfunkel and Robert Karfunkel (collectively, the “Stockholders”), who beneficially own in the aggregate approximately 40% of the outstanding Company Common Shares. The Company is not a party to the Voting Agreement. Under the Voting Agreement, each of the Stockholders agreed to vote their respective Company Common Shares in favor of the adoption of the Merger Agreement and against proposals that would materially delay, postpone or interfere with the consummation of the Merger. Among other events, the Voting Agreement will terminate if the Merger Agreement is terminated pursuant to and in accordance with its terms.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby do not purport to be complete, and are qualified in their entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement have been made solely for the benefit of the parties to the Merger Agreement. The representations, warranties and covenants in the Merger Agreement were made solely for the purpose of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement and should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; may have been qualified in the Merger Agreement by disclosures that were made to the other party in connection with the negotiation of the Merger Agreement; may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement; and may not be relied upon by any person other than the parties to the Merger Agreement.

Item 8.01	Other Events

On July 7, 2020, a press release was issued announcing the entry by the Company, Parent and Merger Sub into the Merger Agreement (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Additional Information and Where to Find It

This filing may be deemed solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the Merger, the Company plans to file with the Securities and Exchange Commission and furnish its stockholders a proxy statement. Additionally, the Company will file other relevant materials with the Securities and Exchange Commission in connection with the proposed transaction.

The materials to be filed by the Company with the Securities and Exchange Commission may be obtained free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. In addition, stockholders also may obtain free copies of the proxy statement, when available, from the Company by contacting National General Holdings Corp. Investor Relations at 59 Maiden Lane, 38th Floor New York, New York 10038, telephone number (212) 380-9462 or InvestorRelations@ngic.com. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY

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STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under the Securities and Exchange Commission rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s proxy statement for its 2020 annual meeting of stockholders and the proxy statement and other relevant materials which may be filed with the Securities and Exchange Commission in connection with the Merger when and if they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the merger when and if it becomes available. Additional information regarding the Company’s executive officers and directors in the solicitation is available by reading the Company’s proxy statement for its 2020 annual meeting of stockholders.

Forward Looking Statements

This current report on Form 8-K contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the possibility that competing offers will be made, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the potential effect of changes in LIBOR reporting practices, the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic on our business, the effect of the performance of financial markets on our investment portfolio, our ability to accurately underwrite and price our products and to maintain and establish accurate loss reserves, estimates of the fair value of investments, development of claims and the effect on loss reserves, large loss activity including hurricanes and wildfires, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, the effect of unpredictable catastrophic losses, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, the effects of tax reform, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with third party vendors or agencies, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this current

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report on Form 8-K are made only as of the date of this current report on Form 8-K. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company’s filings with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 7, 2020, by and among The Allstate Corporation, Bluebird Acquisition Corp. and National General Holdings Corp. †

99.1	Press Release, dated July 7, 2020.

104	The Cover Page from the Company’s Current Report on Form 8-K dated July 7, 2020, formatted in Inline XBRL.

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2020

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Jeffrey Weissmann
Name:	Jeffrey Weissmann
Title:	General Counsel and Secretary

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Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

THE ALLSTATE CORPORATION,

BLUEBIRD ACQUISITION CORP.

and

NATIONAL GENERAL HOLDINGS CORP.

Dated as of July 7, 2020

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 7, 2020 (as amended in accordance with the terms hereof, this “Agreement”), is by and among The Allstate Corporation, a Delaware corporation (“Parent”), Bluebird Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and National General Holdings Corp., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Section 8.3 or as defined elsewhere in this Agreement.

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company, with the Company as the Surviving Corporation (the “Merger”), pursuant to which, in addition to the payment of the Special Dividend immediately prior to the Effective Time, each issued and outstanding share of Company Common Stock (the “Company Common Shares”) will be converted into the right to receive the Merger Consideration and each issued and outstanding share of Company Preferred Stock (the “Company Preferred Shares”) will remain outstanding, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Parent Board, at a meeting duly called and held, duly adopted resolutions (a) approving this Agreement, the Merger and the other Transactions and (b) determining that the terms of the Merger and the other Transactions are in the best interests of Parent;

WHEREAS, the Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (a) approving this Agreement, the Merger and the other Transactions, (b) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of the Company and its stockholders, (c) directing that this Agreement be submitted to the holders of the Company Common Stock for adoption and (d) recommending that the holders of the Company Common Stock adopt this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) approving this Agreement, the Merger and the other Transactions, (b) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of Merger Sub and its stockholders and (c) recommending that Allstate Insurance Holdings, LLC, as the sole stockholder of Merger Sub, adopt this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering a voting agreement in favor of Parent (the “Company Voting Agreement”); and

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). The Merger shall have the effect set forth in this Agreement and specified in the DGCL.

(b) The Company Charter in effect immediately prior to the Effective Time shall remain the certificate of incorporation of the Surviving Corporation until thereafter it is amended in accordance with the provisions thereof, hereof and the other organizational documents of the Surviving Corporation and applicable Law.

(c) At or prior to the Effective Time, the parties shall take all necessary action such that, effective at the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation (except that all references in the bylaws of Merger Sub to its name shall instead refer to the name of the Surviving Corporation) until thereafter it is amended in accordance with the provisions thereof, hereof and the other organizational documents of the Surviving Corporation and applicable Law.

Section 1.2 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (such transactions, including the Merger, the “Transactions”) will take place by the exchange of documents by facsimile, PDF or other electronic means, at 10:00 a.m. New York City time, on a date to be specified by the parties, such date to be no later than the third Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions), unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. On the Closing Date and contemporaneously with the Closing, the Company and Merger Sub shall cause to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) a certificate of merger (the “Certificate of Merger”) executed and acknowledged in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at the time the Certificate of Merger is duly filed with the Secretary of State or such later date and time as is agreed upon in writing by the parties and specified in the Certificate of Merger (such date and time the Merger shall become effective, the “Effective Time”).

Section 1.4 Directors and Officers of the Surviving Corporation. At or prior to the Effective Time, the parties shall take all necessary action so that the directors and officers of Merger Sub immediately prior to the Effective Time shall be the only directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or their respective stockholders:

(a) Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share (the “Merger Sub Common Stock”), shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, par value $0.01 (the “Surviving Corporation Common Stock”). From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of Surviving Corporation Common Stock into which they were converted in accordance with the immediately preceding sentence.

(b) Each Company Common Share and each Company Preferred Share that is owned by (x) Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or (y) the Company or any direct or indirect wholly owned Subsidiary of the Company (including treasury shares) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Subject to Section 2.1(d), Section 2.1(e) and Section 2.2, each issued and outstanding Company Common Share (other than Company Common Shares to be cancelled in accordance with Section 2.1(b) and Appraisal Shares), shall be automatically converted into the right to receive $32.00 in cash, without interest thereon and subject to any required withholding of Taxes (the “Merger Consideration”), and such certificated Company Common Share and the certificate that formerly represented such Company Common Share (a “Certificate”) or such non-certificated Company Common Share in book-entry form (“Book-Entry Shares”), as the case may be, shall thereafter represent only the right to receive the Merger Consideration per Company Common Share represented thereby. For the avoidance of doubt, in addition to the Merger Consideration, immediately prior to and in connection with the Closing, holders of Company Common Shares will receive the Special Dividend as contemplated by Section 5.20

(d) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding Company Common Shares shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent terms, as the case may be, including the Special Dividend Amount, shall be appropriately adjusted to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event.

(e) As of the Effective Time, each issued and outstanding share of Series A Preferred Stock of the Company, par value $0.01 per share (the “Company Series A Preferred Stock”), Series B Preferred Stock of the Company, par value $0.01 per share (the “Company Series B Preferred Stock”), Series C Preferred Stock of the Company, par value $0.01 per share (the “Company Series C Preferred Stock”), and Series D Preferred Stock of the Company, par value $0.01 per share (the “Company Series D Preferred Stock,” and, together with the Company Series A Preferred Stock, the Company Series B Preferred Stock and the Company Series C Preferred Stock, the “Company Preferred Stock”) shall remain issued and outstanding without variation.

(f) Notwithstanding anything in this Agreement to the contrary, Company Common Shares and shares of Company Series D Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares and who has not effectively withdrawn or lost such Person’s right to appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in this Section 2.1, or, in the case of the Company Series D Preferred Stock, remain outstanding as contemplated by Section 2.1(e), but rather shall entitle the holders thereof only to such rights as are granted by Section 262; provided; however, if the holder of any such shares shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such shares shall cease to be Appraisal Shares and shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration provided in this Section 2.1, or, in the case of the Company Series D Preferred Stock, remain outstanding as contemplated by Section 2.1(e). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer or commit to settle, any such demands, or agree to do any of the foregoing.

Section 2.2 Exchange of Company Common Shares.

(a) At the Effective Time, Parent shall provide or shall cause to be provided to the transfer agent for the Company Common Shares or another nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) all of the cash necessary to pay the aggregate Merger Consideration to be paid pursuant to Section 2.1 (such cash provided to the Paying Agent, being hereinafter referred to as the “Payment Fund”). The Paying Agent shall promptly deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Payment Fund to each holder of Company Common Shares who has surrendered its certificates in respect of the Company Common Shares, if applicable, and delivered a properly completed and duly executed Letter of Transmittal, if applicable; provided that no such delivery shall be required in respect of a holder of Company Common Shares until at least the third (3rd) Business Day following surrender of such certificates and delivery of such Letter of Transmittal by such a holder, in each case, if required pursuant to Section 2.2. The Payment Fund shall not be used for any other purpose. In the event the Payment Fund shall be insufficient to pay the portion of the Merger Consideration that remains payable (including as a result of any losses resulting from the investments contemplated in Section 2.2(g)), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency.

(b) Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose Company Common Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1(c), (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and matters relating thereto. Upon surrender of a Certificate to the Paying Agent, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which the aggregate number of Company Common Shares previously represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Subject to Section 2.1(e), until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Company Common Shares theretofore represented by such Certificate have been converted pursuant to Section 2.1(c). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate. Notwithstanding anything herein to the contrary, no holder of Book-Entry Shares shall be required to deliver a Certificate or any letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon receipt by the Paying Agent of any customary transmission or materials required by the Paying Agent, be entitled to receive the Merger Consideration that such holder is entitled to receive pursuant hereto. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) The Merger Consideration paid in accordance with the terms of this ARTICLE II upon conversion of any Company Common Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Shares. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Common Shares are presented to the Surviving Corporation, Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II. For the avoidance of doubt, this Section 2.2(c) does not affect the right of holders of record of issued and outstanding Company Common Shares immediately prior to the Effective Time to receive, in connection with the consummation of the Merger and as consideration in connection therewith, the Special Dividend pursuant to the terms of Section 5.20.

(d) Any portion of the Payment Fund that remains undistributed to the holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation (or, at the option of Parent, delivered to Parent) free and clear of any claim or interest of any Person previously entitled thereto other than that holders of Company Common Shares that have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Corporation or Parent, as applicable, therefor for payment of its claim for the Merger Consideration.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund (including any amounts delivered to Parent in accordance with Section 2.2(d)) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this ARTICLE II had such lost, stolen or destroyed Certificate been surrendered.

(g) The Paying Agent shall invest any cash included in the Payment Fund, as directed by Parent, on a daily basis or hold as cash or in a savings deposit or similar account at the direction of Parent; provided, however, if any such investment is directed by Parent, any such investments shall be in obligations of, or guaranteed by, the United States government or any agency or instrumentality thereof, in commercial paper obligations rated A 1 or P 1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5.0 billion (based on the most recent financial statements of such bank that are then publicly available); provided, further, no monetary losses on such investment thereof shall affect the Merger Consideration payable hereunder and, following any such losses, Parent shall promptly provide additional funds to the Paying Agent, for the benefit of the holders of Company Common Shares, for exchange in accordance with this ARTICLE II, in the amount of such losses to the extent that the amount then in the Payment Fund is insufficient to pay the Merger Consideration that remains payable. Any interest and other income resulting from such investments shall be paid to Parent.

(h) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including the Special Dividend, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the United States Internal Revenue Code of 1986 (the “Code”) or under any provision of U.S. state or local or non-U.S. Tax Law; provided, however, Parent shall, as soon as practicable prior to the Effective Time: (a) provide prompt notice to the Company upon determining any withholding is required and (b) cooperate with the Company to minimize the amount of any applicable deduction or withholding, including by providing reasonable opportunity to provide such documentation or take any other actions necessary to reduce or eliminate such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amount deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made, and, in the case of any amounts withheld from any payments not consisting entirely of cash, Parent shall be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the Person in respect of which such deduction or withholding was made.

Section 2.3 Treatment of Company Stock Awards.

(a) As of the Effective Time, each outstanding option to purchase a Company Common Share granted pursuant to a Company Stock Plan (a “Company Stock Option”), regardless of whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and, in exchange therefor in full satisfaction of the rights of such holder with respect thereto, Parent shall cause the Surviving Corporation and its Subsidiaries, through their respective payroll systems, to pay each former holder of any such cancelled Company Stock Option on the first regularly scheduled payroll date of the Surviving Corporation following the Effective Time, that is no less than three (3) Business Days thereafter, an amount in cash (without interest thereon and subject to deduction for any required withholding of Taxes) equal to the product of (i) Total Consideration minus the exercise price per share of Company Common Stock underlying such Company Stock Option multiplied by (ii) the number of shares of Company Common Stock underlying such Company Stock Option.

(b) As of the Effective Time, each outstanding restricted stock unit granted pursuant to a Company Stock Plan (a “Company RSU”), which was granted prior to the date hereof, regardless of whether vested or unvested, shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled and, in exchange therefor in full satisfaction of the rights of such holder with respect thereto, Parent shall cause the Surviving Corporation and its Subsidiaries, through their respective payroll systems, to pay each former holder of any such cancelled Company RSU on the first regularly scheduled payroll date of the Surviving Corporation following the Effective Time, that is no less than three (3) Business Days thereafter, an amount in cash (without interest thereon and subject to deduction for any required withholding of Taxes) equal to the product of (i) the Total Consideration multiplied by (ii) the number of shares of Company Common Stock underlying such Company RSU.

(c) Each unvested Company RSU, if any, granted following the date hereof in accordance with the terms of Section 5.1(a), pursuant to the National General Holdings Corp. 2019 Omnibus Incentive Plan (other than any Company RSU granted to a non-employee member of the Company Board), that is outstanding as of the Effective Time shall be assumed by Parent (each, an “Assumed Company RSU”) and converted automatically into a restricted stock unit award with respect to a number of shares of the common stock of Parent (each, an “Adjusted RSU Award”) equal to the product obtained by multiplying (A) the total number of shares of Company Common Stock subject to the Assumed Company RSU immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio; provided, that any fractional shares shall be rounded down to the nearest whole number. Each Adjusted RSU Award will continue to have, and will be subject to, the same terms and conditions applicable to the Assumed Company RSU under the applicable Company Stock Plan and the agreements evidencing grants thereunder, including vesting, settlement and acceleration.

(d) Prior to the Effective Time, the Company Board (or an appropriate committee thereof) shall take all actions necessary (including adopting such resolutions as are necessary) to effect the treatment of the Company Stock Options and the Company RSUs (collectively, the “Company Stock Awards”) as contemplated by this Section 2.3.

(e) Parent shall file with the SEC, following the Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent common stock issuable with respect to the Assumed Company RSUs.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding Section of the disclosure letter delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood that the disclosure of any item in any Section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this ARTICLE III to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections), or (b) disclosed in the Company SEC Documents (including exhibits and other information incorporated therein) filed with, or furnished to, the United States Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s EDGAR website not less than three (3) Business Days prior to the execution and delivery of this Agreement (excluding any disclosures contained in the “Risk Factors” Section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power; Subsidiaries.

(a) Section 3.1(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of the Company and its Subsidiaries (collectively, the “Acquired Companies” and each, an “Acquired Company”). The Company has no Subsidiaries other than the entities identified in Section 3.1(a) of the Company Disclosure Letter. Each Acquired Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, in the case of each of clauses (i)-(ii) above, in respect of each Subsidiary of the Company other than any Company Insurance Subsidiary, only, and, clause (iii) above, as, individually or in the aggregate, have not had, and would not reasonably be expected to (x) have a Company Material Adverse Effect or (y) only with respect to the Company, materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) The Company has made available to Parent true, correct and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”) and the bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”). The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

(c) Except as disclosed in Section 3.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly through one of its Subsidiaries, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages, title transfer limitations, any title retentions or other encumbrances of any nature whatsoever, except for restrictions on transfer under securities Laws (collectively, “Liens”), and all of such outstanding shares of capital stock or other equity interests have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock of the Company, par value $0.01 per share. As of the close of business in New York City, New York on July 6, 2020 (the “Specified Time”), (i) 113,860,628 Company Common Shares were issued and outstanding (excluding Company Common Shares held in treasury), all of which were duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, (ii) 2,200,000 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 165,000 shares of Company Series B Preferred Stock, represented by 6,600,000 depositary shares, were issued and outstanding, (iv) 200,000 shares of Company Series C Preferred Stock, represented by 8,000,000 depositary shares, were issued and outstanding, (v) 120 shares of Company Series D Preferred Stock were issued and outstanding and (vi) no Company Common Shares were held by any of the Company’s Subsidiaries. All of the issued and outstanding Company Common Shares and Company Preferred Shares are and when issued were duly authorized, validly issued, fully paid and non-assessable and free of all preemptive rights.

(b) As of the Specified Time, the Company did not have any Company Preferred Stock reserved for issuance. As of the Specified Time, the Company did not have any Company Common Stock reserved for issuance, except for (i) 1,901,061 shares of Company Common Stock reserved for future grants pursuant to the Company Stock Plans, (ii) 2,802,965 shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options, (iii) 1,151,785 shares of Company Common Stock reserved for issuance upon the settlement of Company RSUs and (iv) 789,473 shares of Company Common Stock reserved for issuance upon the conversion of shares of Company Series D Preferred Stock.

(c) As of the Specified Time, (i) Company Stock Options to acquire 2,802,965 shares of Company Common Stock were outstanding pursuant to the Company Stock Plans or otherwise, and (ii) 1,151,785 Company RSUs were outstanding pursuant to the Company Stock Plan or otherwise.

(d) As of the date of this Agreement, except as set forth in Section 3.2(a), Section 3.2(b) and Section 3.2(c), there are no authorized, issued or outstanding: (i) securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company, or Contracts that are otherwise related to, create, establish or define the terms and conditions of any capital stock, or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company; (ii) options, calls, warrants, pre-emptive rights, rights of first refusal, anti-dilution rights, rights agreements, shareholder rights plans or other rights of any kind relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, or which otherwise confer on the holder thereof any right to acquire any additional shares of any Acquired Company, in each case, to which any Acquired Company is party; (iii) obligations of any Acquired Company to transfer, register, repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company; (iv) contingent value rights, phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by reference to the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company, in each case to which any Acquired Company or any of its Subsidiaries is party (any such rights described in this clause (iv), “Company Stock Equivalents”); (v) other than the Company Voting Agreement, voting trusts, proxies or other agreements or understandings to which any Acquired Company, and any party which is not an Acquired Company, is a party with respect to the voting or registration of capital stock of any Acquired Company, in each case of clauses (i) through (v) other than as is owned by an Acquired Company; or (vi) bonds, debentures, notes or other indebtedness or obligations of any Acquired Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of any Acquired Company may vote (“Company Voting Debt”); nor is the Company or any Acquired Company, as applicable, committed to issue or enter into any of the foregoing in clauses (i) through (vi).

(e) The treatment of Company Stock Options and Company RSUs under this Agreement, complies in all material respects with applicable Law and with the terms and conditions of the applicable Company Plans and the applicable award agreements.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to the adoption of this Agreement by the holders of at least a majority of the outstanding Company Common Shares entitled to vote thereon (the “Company Stockholder Approval”), to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Transactions, other than obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except to the extent that enforceability (i) may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting or relating to creditors’ rights generally (whether now or hereafter in effect) and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable and in the best interests of the Company and its stockholders, (iii) directing that this Agreement and the Merger be submitted to the holders of the Company Common Stock for adoption and approval, respectively, and (iv) recommending that the holders of the Company Common Stock adopt this Agreement and approve the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (vii) of Section 3.4(b) have been obtained and all filings and notifications described in such clauses have been made and any waiting periods related thereto have terminated or expired, conflict with or violate any applicable U.S. or non-U.S. federal, state or local law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, determination, award, injunction or decree (collectively, “Law”), in each case that is applicable to any Acquired Company or by or to which any of its assets or properties is subject or bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Company Contract to which any Acquired Company is a party or by or to which any Acquired Company or any of its assets or businesses is subject or bound, or (iv) result in the creation of any Lien, other than any Permitted Liens, upon any of the material properties or assets of any of the Acquired Companies, other than, in the case of each of clauses (ii), (iii) and (iv) above, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any U.S. or non-U.S. governmental or regulatory authority (including any stock exchange or self-regulatory organization), agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) compliance with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws, (iii) the filing of a premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under Regulatory Laws, (iv) such filings as are necessary to comply with the rules and regulations of the applicable requirements of NASDAQ Stock Market (“NASDAQ”) and the New York Stock Exchange (the “NYSE”), (v) the filings of an Application for Approval of Acquisition of Control, a Statement Regarding the Acquisition of Control or “Form A” statement with, and receipt of the approval of such filings from, each of the Specified Insurance Regulators and the submission of a filing pursuant to Tex. Ins. Code 4001.253 to, and the receipt of the approval or prior written non-disapproval of such filing from, the Texas Department of Insurance, (vi) the filing with the Secretary of State of the Certificate of Merger as required by the DGCL, (vii) the consents, approvals, orders, licenses, authorizations, actions, filings, registrations, declarations and notifications set forth in Section 3.4(b) of the Company Disclosure Letter, and (viii) where the failure to obtain such consents, approvals, orders, licenses, authorizations or permits of, or to make such filings, registrations or declarations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has timely filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by the Company with the SEC since December 31, 2017 (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the filing of the last such amendment, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act of 2002 (“SOX”), as applicable, each as in effect on the date so filed. As of the respective dates they were filed, except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document filed at least three (3) Business Days prior to the execution and delivery of this Agreement, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (i) comply in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, changes in capital and surplus, cash flows and stockholders’ equity for the periods indicated.

(c) Since January 1, 2017, each Company Insurance Subsidiary has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules, annexes, and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith and any amendments thereto, required to be filed with or submitted to the appropriate Insurance Regulators of the jurisdiction in which such Company Insurance Subsidiary is domiciled or commercially domiciled on forms prescribed or permitted by such Insurance Regulator (collectively, the “Company Statutory Financial Statements”), except for such failures to file that, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. The Company Statutory Financial Statements have been prepared in accordance in all material respects with the statutory accounting practices prescribed or permitted by the Insurance Regulator of the jurisdiction in which the applicable Company Insurance Subsidiary is domiciled or commercially domiciled (“SAP”) except as may be indicated in the notes thereto, consistently applied for the periods covered thereby, were prepared in accordance with the books and records of the applicable Company Insurance Subsidiary, and fairly present in all material respects the statutory financial position, results of operations, assets, liabilities, capital and surplus, changes in statutory surplus and cash flows of the Company Insurance Subsidiaries as at the respective dates thereof and for the periods referred to therein. The Company Statutory Financial Statements complied in all material respects with all applicable Laws when filed or submitted and no material deficiency has been asserted by any Governmental Entity with respect to the Company Statutory Financial Statements that has not been resolved prior to the date hereof to the satisfaction of such Governmental Entity. No Acquired Company has received any “permitted practices” or “prescribed practices” from, or has an outstanding request for such to, a Governmental Entity in connection with the Company Statutory Financial Statements, which have not been disclosed in the notes to the Company Statutory Financial Statements filed with a Governmental Entity prior to the date hereof. The statutory balance sheets and income statements included in the Company’s annual combined statutory financial statements have been audited by the Company’s independent auditors. Except as indicated therein, all assets that are reflected on the Company Statutory Financial Statements comply in all material respects with all applicable Insurance Laws regulating the investments of the Company Insurance Subsidiaries and all applicable Insurance Laws with respect to admitted assets and are in an amount at least equal to the minimum amount required by applicable Insurance Laws.

(d) The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Acquired Companies. The Company has designed disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed to its auditors and the audit committee of the Company Board, based on the most recent assessment of the effectiveness of the Company’s internal controls over financial reporting, (i) any significant deficiency or material weakness which is reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. As at December 31, 2019, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal control over financing reporting.

(e) There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and, as of the date hereof, the Company has not been notified in writing or, to the Knowledge of the Company, otherwise by the SEC that any of the Company SEC Documents is the subject of ongoing formal, informal or voluntary SEC review or investigation. To the Knowledge of the Company, as of the date hereof, there are no pending, and since December 31, 2016, except as publicly available on the SEC’s website, no Acquired Company has received any, oral or written correspondence from the SEC staff with respect to any accounting or financial matters or otherwise in respect of the consolidated financial statements of the Company.

Section 3.6 No Undisclosed Liabilities. No Acquired Company has any liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP except for liabilities (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2019 (or the notes thereto) or in any balance sheet (or notes thereto) included in any subsequent Company SEC Documents filed at least three (3) Business Days prior to execution and delivery of this Agreement, (b) incurred in the ordinary course of business since December 31, 2019 consistent with past practice, or (c) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Acquired Company maintains any material “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

Section 3.7 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock and Company Series D Preferred Stock or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.8 Absence of Certain Changes or Events. Since December 31, 2019 through the date of this Agreement, (a) the businesses of each of the Acquired Companies, and the Acquired Companies taken as a whole, have been conducted in the ordinary course of business consistent with past practice in all material respects (except for actions taken in connection with this Agreement and the discussions and negotiations of this Agreement and (b) there has not been any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Except for (i) actions taken in connection with this Agreement and the discussions and negotiations of this Agreement, or (ii) as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2019, through the date of this Agreement, the Company has not taken any action that would be prohibited by Section 5.1(b) if taken after the date hereof.

Section 3.9 Litigation.

(a) Other than claims arising under insurance Contracts of any Company Insurance Subsidiary within the ordinary course of business and that are not part of any class action litigation, (i) there is no suit, claim, action, proceeding, arbitration, mediation, audit, hearing, investigation, civil investigative demand, inquiry or request for documents commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity (each, an “Action”) pending or, to the knowledge of the Company, threatened against any Acquired Company, any Acquired Company’s properties or assets or any Acquired Company’s present or former officers or directors (in their capacities as such), that individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, and (ii) no Acquired Company nor any of its properties or assets nor any Acquired Company’s present or former officers or directors (in their capacities as such) is subject to any Judgment that, in each case, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) There is no Action pending or, to the knowledge of the Company, threatened against any Acquired Company, by a private party or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 3.10 Compliance with Laws; Permits.

(a) The Acquired Companies are in, and at all times since December 31, 2017, have been in, compliance with all Laws and Judgments applicable to them or by which any of their respective businesses, operations, assets or properties are bound, except for such violations or noncompliance, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since December 31, 2017, none of the Acquired Companies has received any written communication or, to the knowledge of the Company, oral communication from a Governmental Entity that alleges that any Acquired Company is not in compliance with any applicable Laws in any material respect. The Acquired Companies are in, and at all times have been in, material compliance with the Regulatory Agreement described on Section 3.10 of the Company Disclosure Letter.

(b) The Acquired Companies have in effect, and at all times since December 31, 2017 have held in effect, all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for the lawful conduct of their respective businesses and for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, and since December 31, 2017 have been in compliance with the terms of such Permits, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All such Permits are valid and in full force and effect, except where failure to hold the same or the failure of the same to be in full force and effect would not constitute a Company Material Adverse Effect. The Acquired Companies comply in all material respects with such Permits, and since December 31, 2017, no Acquired Company has received any written notice of any material violation of any Permit, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since December 31, 2017, no Acquired Company has been informed in writing or, to the knowledge of the Company, orally by the applicable Governmental Entity, that such Permits will be, or have threatened to be, cancelled, suspended, revoked, invalidated or will not be renewable upon expiration, except where failure of such renewal has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) Since December 31, 2013, the Company and each of its Subsidiaries has been in compliance in all material respects with and has not been in violation of (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) applicable Laws implementing the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions, and (iii) all other similar Laws applicable to the Company or its Subsidiaries relating to anti-corruption compliance (collectively, the “Anti-Corruption Laws”).

(d) Except, in each case, as has not been, or would not reasonably expected to be, materially adverse to the Acquired Companies, taken as a whole: (i) the Company has complied at all times with all applicable Data Protection Requirements and is not subject to any Action by a Governmental Entity for any actual or potential violation of any Data Protection Law; (ii) except as permitted under Data Protection Requirements, the Company does not use, collect, or receive any Personal Data for the purpose of identifying and locating any person and does not become aware of the identity or location of, or identify or locate, any person as a result of any receipt of Personal Data; (iii) the Company’s information security policies (x) include reasonable administrative, technical, and physical safeguards reasonably designed to safeguard the security, confidentiality, and integrity of transactions involving Personal Data, (y) are reasonably designed to protect against unauthorized access to Personal Data and the systems of any third-party service providers that have access to Personal Data, and (z) are in compliance with all applicable Laws; (iv) the Company is in compliance, and since December 31, 2017, the Company has complied, with the privacy policies posted on its website; (v) the Company is, and has been since December 31, 2017, certified to be in compliance with Payment Card Industry Data Security Standard that impose requirements on the collection, processing, storage, disclosure, disposal or other handling of Personal Data; and (vi) the Company has neither provided, nor been required to provide, notice to an individual, business entity, or Governmental Entity relating to a cybersecurity incident or the unauthorized access to or acquisition of Personal Data.

(e) Since December 31, 2013, none of the Company and its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, or employee of the Company or any of its Subsidiaries has for the benefit of the Company or any of its Subsidiaries, engaged in any financial transaction or other business conduct, including the sale, import, or export of goods or services, or facilitated such financial transaction or business conduct, or otherwise engaged in any business or financial arrangement with a Sanctioned Person or otherwise been in violation of Sanctions.

(f) Since December 31, 2013, the Company and its Subsidiaries have and have had in place and are and have been in material compliance with, policies, procedures, and internal controls reasonably designed to prevent their respective directors, officers, employees, agents, and representatives from undertaking any activity, practice, or conduct relating to the business of the Company or any Subsidiary that would constitute a material violation of applicable Anti-Money Laundering Laws, and since December 31, 2013, none of the Company or its Subsidiaries has materially violated any applicable Anti-Money Laundering Laws.

(g) Since December 31, 2017, none of the Company nor any of its Subsidiaries has (i) received any written correspondence from a Governmental Entity, (ii) conducted an internal investigation, (iii) provided any voluntary disclosure to a Governmental Entity, or (iv) been the subject of any investigation, inquiry, or enforcement proceedings (to which they have received notification of such investigation, inquiry, or enforcement proceedings) by any Governmental Entity, in each case, relating to an offense under or alleged violation of any of the Anti-Money Laundering Laws, Anti-Corruption Laws, or Sanctions.

(h) Since December 31, 2017, the Company and its Subsidiaries have been in compliance in all material respects with all provisions in Contracts with its banking or mortgage servicing clients to the extent that such provisions reflect requirements for force-placed insurance set forth in 12 Code of Federal Regulations § 1024.37.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3.3 of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not subject to ERISA, other than any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change-in-control, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, savings, sick leave, vacation pay, disability, health or medical, life insurance, material fringe benefit, flexible spending account, employment or other compensation, incentive or employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise), whether formal or informal, oral or written, funded or unfunded, insured or self-insured, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Acquired Companies, under which any current or former employee, director or independent contractor of any of the Acquired Companies has any present or future right to benefits or for which any of the Acquired Companies has any current or future potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of any of the Acquired Companies (including an obligation to make contributions), excluding any such agreement, plan or arrangement that is statutorily required. With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy thereof and, to the extent applicable: (i) the most recent plan document, including all amendments and a written description of any material unwritten Company Plan; (ii) all related trust agreements or other funding instruments, insurance contracts and material administrative contracts; (iii) the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan; (iv) the current summary plan description and other equivalent written communications by the Company to their respective employees concerning the extent of the benefits provided under each Company Plan, including any summaries of material modifications; (v) the most recent annual report and accompanying schedules; and (vi) copies of any material correspondence with the IRS, Department of Labor, or other Governmental Entity.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to the Company Plans, each Company Plan (and its related trust, insurance contract or fund) has been established, administered and funded in accordance with its terms and in compliance with ERISA, the Code and all other applicable Laws.

(c) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company, all contributions required to be made under the terms of any Company Plan and any applicable Laws have been timely made and all obligations in respect of each Company Plan with respect to all prior periods (including all distributions, reimbursements, premiums, fees and administrative expenses required to be paid under or in connection with each Company Plan) have been timely made or, for any payments that are not yet due, properly accrued and reflected in the Company’s financial statements to the extent required by GAAP applied on a consistent basis.

(d) Each Company Plan intended to be qualified under Section 401(a) of the Code, and its related trust, has at all times since its adoption been so qualified, and has received a favorable determination, advisory or opinion letter, as applicable, from the IRS on which the Company can rely that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code, and to the knowledge of the Company, nothing has occurred and no fact or circumstance exists that would reasonably be expected to cause any such Company Plan to not be so qualified or exempt, or which could cause the imposition of any material liability, penalty or tax under ERISA or the Code. No stock or other securities issued by any of the Acquired Companies forms any part of the assets of any Company Plan that is intended to qualify under Section 401(a) of the Code.

(e) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole, there is no material Action) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or, to the knowledge of the Company, threatened, relating to any of the Company Plans or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions.

(f) No Company Plan is subject to Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has any liability, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company nor any of its ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, established, contributed to or been obligated to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, a multiple employer welfare benefit arrangement (as defined in Section 3(40) of ERISA), or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No event has occurred and no condition exists that would subject any of the Acquired Companies by reason of their affiliation with any ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any ERISA Affiliate (other than the Acquired Companies) and except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company.

(g) No Acquired Company has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by 4980B of the Code and Section 601 of ERISA, any other applicable Law or with respect to premium reimbursements provided during a limited post-employment severance period pursuant to the agreements set forth on Section 3.11(g) of the Company Disclosure Letter.

(h) Section 3.11(h) of the Company Disclosure Letter sets forth each Company Plan that is a self-insured arrangement by the Acquired Companies which provides for medical coverage.

(i) Neither the execution and delivery of this Agreement nor the Transactions will, either alone or together with any other event, (i) entitle any current or former employee, director or independent contractor of any of the Acquired Companies to any bonus, incentive, severance or other compensatory payment or benefit or materially increase the amount of any compensation or benefits due to such individual, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to any Company Plan. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from any of the Acquired Companies as a result of the imposition of any excise Tax under Section 4999 of the Code or any taxes required by Section 409A of the Code.

(j) Except as set forth on Section 3.11(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the Transactions will, either alone or together with any other event, give rise to the payment of any amount or any benefit (whether in cash or property or the vesting of property) that will not be deductible by any of the Acquired Companies under Section 280G of the Code.

(k) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole: (i) none of the Acquired Companies nor, to the knowledge of the Company, any “party in interest” or “disqualified person” with respect to a Company Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; and (ii) to the knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) has breached any fiduciary duty with respect to a Company Plan or otherwise has any liability in connection with acts taken (or the failure to act) with respect to the administration or investment of the assets of any Company Plan, and (iii) there is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of a security with respect to a Company Plan or the imposition of any Lien on the assets of any of the Acquired Companies under ERISA or the Code.

(l) All Company Plans subject to the Laws of any jurisdiction outside of the United States or that covers any employee, officer, director or other individual service provider of any of the Acquired Companies residing or working outside of the United States (each, a “Foreign Benefit Plan”) (i) if they are intended to qualify for special tax treatment, meet all requirements for such treatment and, to the knowledge of the Company, there are no existing circumstances or events that have occurred that could reasonably be expected to affect adversely the special tax treatment with respect to such Foreign Benefit Plan, (ii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (iii) if they are intended or required to be qualified, approved or registered with a Governmental Entity, and have been so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(m) Section 3.11(m) of the Company Disclosure Schedule sets forth a true and complete list of each individual who holds a Company Stock Option and Company RSU, which schedule shows for each Company Stock Option and Company RSU, if applicable, the date such Company Stock Option or Company RSU was granted, the expiration date, the number of shares of Company Common Stock subject to such Company Stock Option or Company RSU and, the exercise price, if applicable. With respect to each Company Stock Option and Company RSU (i) each grant was made in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Stock Plan, (ii) each Company Stock Option has an exercise price that is equal or greater than the fair market value of the underlying Company Common Stock on the applicable date on which the grant of such Company Stock Option was by its terms effective, and (iii) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

Section 3.12 Labor Matters.

(a) Except as set forth on Section 3.12(a) of the Company Disclosure Letter, no Acquired Company is a party to, or is bound by, any collective bargaining agreement with any labor union, labor organization, works council or similar organization, or any other agreement regarding the rates of pay or working conditions of any employees, and no Acquired Company has been a party to or bound by any such agreement, in each case, in the past five years, and to the knowledge of the Company, there are no activities or proceedings of any labor union, labor organization, works council or similar organization to organize any employees of the Acquired Companies. There has been no labor dispute, strike, picketing, work stoppage or lockout, organizational activity or, to the knowledge of the Company, threat thereof, by or with respect to any employees of any of the Acquired Companies, whether engaged in collective action or not. To the knowledge of the Company, there is no representation claim or petition pending before any applicable Governmental Entity with respect to employees of the Acquired Companies. Except as would result in material liability to the Company, taken as a whole, each Acquired Company has complied in all respects with all applicable Laws and administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment (including on the basis of race, color, religion, sex, national origin, age, or disability) and collective bargaining as well as the Workers Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international (“WARN”), and all other state, local and federal Laws pertaining to employment and labor, and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. Further, except as would result in material liability to the Company, taken as a whole, there are no material Actions or material charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Acquired Companies, including any charges, grievances, complaints or investigations alleging material violations of state or federal Laws related to labor or employment, whether domestic or international, including Laws related to wages and hours (including the Fair Labor Standards Act and comparable state or local Laws), immigration, discrimination in employment (including on the basis of race, color, religion, sex, national origin, age, or disability), collective bargaining, workplace health and safety, plant layoffs or shutdowns (including WARN), unlawful employment practices, or any other Action before or under the jurisdiction of any court, arbitrator or tribunal, the Office of Federal Contract Compliance, the National Labor Relations Board, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or the U.S. or any State Department of Labor, except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in material liability to the Company.

(b) None of the Acquired Companies has any liability arising from the treatment of any individual who performs or performed services for any Acquired Company as an independent contractor as opposed to an employee, including by reason of (i) such individual being improperly excluded from participating in any Company Plan or (ii) any Acquired Company failing to make required withholdings from such individual’s compensation, in each case, except as, individually or in the aggregate, has not had, and would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(c) Since December 31, 2017, (i) to the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other managerial employee of the Acquired Companies, except as would result in material liability to the Company, taken as a whole, and (ii) none of the Acquired Companies has entered into any settlement agreement with any current or former employee of the Acquired Companies relating to allegations of sexual harassment or sexual misconduct made against any director, officer or other managerial employee.

(d) As of the date of this Agreement, to the knowledge of the Company, no executive officer or key employee, has provided the Company with notice of intention to terminate their employment with the Acquired Companies.

Section 3.13 Environmental Matters. Except as, individually or in the aggregate, has not resulted in, and would not reasonably be expected to result in, a Company Material Adverse Effect: (i) each Acquired Company is, and, at all times subject to the relevant statute of limitations, has been, in compliance with all applicable Environmental Laws and possesses and is in compliance with all Environmental Permits necessary for its operations; (ii) no Acquired Company has received any written notification alleging that it is liable for, or has received a request for information pursuant to Environmental Laws regarding its potential liability in connection with, any release or threatened release of, or the exposure of any Person to, Materials of Environmental Concern; (iii) to the knowledge of the Company, no release of Materials of Environmental Concern has occurred at, on, above, under or from any Owned Company Real Property or Leased Company Real Property that is reasonably likely to result in any material cost, liability of the Company or any Subsidiary of the Company under any applicable Environmental Laws and (iv) no Acquired Company has received any written claim, demand, citation, summons, order or complaint, or is currently subject to any penalty or Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and, to the knowledge of the Company, no such matter has been threatened in writing.

Section 3.14 Taxes. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect:

(a) All Tax Returns that are required to have been filed by or with respect to any Acquired Company have been timely filed (taking into account any extension of time within which to file such Tax Returns), and all such Tax Returns are true, correct and complete;

(b) The Acquired Companies have timely paid all Taxes that may be due and owing by or with respect to any of them (whether or not required to be shown on any Tax Return);

(c) All Taxes that any Acquired Company is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity;

(d) There is not pending or, to the knowledge of the Company, threatened in writing any audit, examination, investigation or other Action with respect to any Taxes for which any Acquired Company may be liable;

(e) All deficiencies asserted in writing or assessments made in writing as a result of any examination of Tax Returns required to be filed by or with respect to any Acquired Company have been paid in full or otherwise finally resolved;

(f) No Acquired Company has waived in writing any statute of limitations with respect to Taxes which waiver is currently in effect, and no written request for such a waiver is outstanding;

(g) No Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Effective Time, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or receipt of any prepaid amount, in each case prior to the Effective Time; and

(h) No Acquired Company is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than any such group the common parent of which was the Company). No Acquired Company has any potential liability for Taxes of any other Person (other than another Acquired Company) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, correct and complete list of each of the following Contracts to which any Acquired Company is a party or to or by which any Acquired Company or any of its assets or businesses is subject or bound (and any amendments, supplements and modifications thereto):

(i) any Contract that limits in any material respect either the type of business in which any Acquired Company (or, after the Effective Time, any Parent Company) or any of their respective Affiliates may engage or geographic area in which any of them may so engage in any business;

(ii) any indenture, loan or credit agreement, security agreement, guarantee, note, mortgage, letter of credit, reimbursement agreement or other Contract, in any such case relating to indebtedness of any Acquired Company having an outstanding principal amount in excess of $5,000,000 (except for such indebtedness between the wholly owned Acquired Companies or guarantees by the Company or a Subsidiary of the indebtedness of any wholly owned Subsidiary of the Company);

(iii) any Contract relating to any material joint venture, strategic alliance, partnership or similar agreement (other than any such agreement solely between or among the wholly owned Acquired Companies) and any Contract relating to a Material Affiliate Transaction;

(iv) any reinsurance treaty or agreement, including any retrocessional agreement, that is material to the Acquired Companies, taken as a whole (collectively, the “Company Reinsurance Agreements”);

(v) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $5,000,000 under which any of the Acquired Companies has any material outstanding earn out, deferred payment, indemnification or contingent payment obligations, other than this Agreement and any Contract to purchase or sell goods or services in the ordinary course of business consistent with past practice;

(vi) any Contract pursuant to which (A) any Acquired Company licenses or otherwise grants rights in or to any Company Owned Intellectual Property that is material to the Acquired Companies, taken as a whole or (B) any Person licenses to any Acquired Company, or otherwise authorizes any Acquired Company to use, any Intellectual Property that is material to the Acquired Companies, taken as a whole (the “Company Intellectual Property Agreements”), in each case other than (x) license agreements for any non-customized commercially available Software, (y) Contracts between an Acquired Company, on the one hand, and an employee or consultant of an Acquired Company, on the other hand, entered into in the ordinary course of business and (z) Contracts which contain non-exclusive licenses or sublicenses of such Intellectual Property between an Acquired Company, on the one hand, and a supplier, vendor, agent or broker of an Acquired Company, on the other hand, entered into in the ordinary course of business consistent with past practice; and

(vii) any Contract not otherwise described in any other subsection of this Section 3.15(a) entered into prior to the date hereof that is required to be filed by the Company in a future report to be filed or furnished to the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, excluding those compensatory plans described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act, that has not been filed as an exhibit to or incorporated by reference in the Company SEC Documents filed prior to the date of this Agreement.

(viii) any keepwell or similar agreement under which the Company or any of its Subsidiaries has directly guaranteed any liabilities or obligations of another Person or under which another Person has directly guaranteed any liabilities or obligations of the Company or any of its Subsidiaries, in each case involving liabilities or obligations in excess of $10,000,000 (other than any contracts under which the Company or a Subsidiary has guaranteed the liabilities or obligations of a wholly owned Subsidiary of the Company);

(ix) any Contract that prohibits the payment of dividends or distributions in respect of the shares or capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the shares or capital stock of the Company or any Subsidiary of the Company or prohibits the issuance of any guarantee by the Company or any Subsidiary of the Company;

(x) any Contracts that involve or could reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $20,000,000 in any twelve month period, other than (x) those terminable on less than ninety (90) days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty, (y) any Company Real Property Lease or (z) any Contract with financial advisors, investment bankers, attorneys, accountants, consultants, or other advisors in connection with the Transactions;

(xi) any Contracts that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the Company’s ability to consummate the Transactions;

(xii) any Contracts that constitute collective bargaining agreements;

(xiii) any Contracts that involve the provision of material third-party administration or other policy or claims administration services with respect to any insurance contracts, or investment management services to the Company or any of its Subsidiaries;

(xiv) any Contracts that provide for the outsourcing of any material function or part of the business of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole, and necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, other than managing agency agreements or managing general underwriting agreements;

(xv) any material Contract or commitment with any Insurance Regulator; and

(xvi) each Contract entered into prior to the date hereof that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act excluding those compensatory plans described in Item 601(b)(10)(iii) of Regulation S-K under the Securities Act, and each Contract required to be listed in Section 3.15(a) of the Company Disclosure Letter is referred to herein as a “Material Company Contract.”

(b) Each Material Company Contract is valid and binding on each Acquired Company party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect, subject to the Enforceability Limitations. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no breach or default under any Material Company Contract by any of the Acquired Companies party thereto or, to the knowledge of the Company, any other party thereto and no event or condition has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by any of the Acquired Companies party thereto or, to the knowledge of the Company, any other party thereto. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries, and, to the knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Company Contract.

Section 3.16 Company Reinsurance Agreements. None of the Acquired Companies has received written notice or, to the knowledge of the Company, oral communication of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such a violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Company Reinsurance Agreement, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) since December 31, 2017, none of the Acquired Companies has received any written notice from any party to a Company Reinsurance Agreement that any amount of reinsurance ceded by any Acquired Company to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to the knowledge of the Company, no party to a Company Reinsurance Agreement is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to the knowledge of the Company, the financial condition of each party to a Company Reinsurance Agreement is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no, and since December 31, 2017 there have been no, disputes under any Company Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established, and (v) the relevant Acquired Company is entitled under any applicable Insurance Laws and SAP to take full credit in its Company Statutory Financial Statements for all amounts recoverable by it pursuant to any Company Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Company Statutory Financial Statements, and no Governmental Entity has objected to such characterization and accounting.. None of the Company Reinsurance Agreements is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by any of the Acquired Companies (the “Owned Company Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) an Acquired Company has good and marketable fee simple title to the Owned Company Real Property free and clear of all Liens, except for Permitted Liens, and (ii) no Acquired Company owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to buy, acquire, sell, dispose of or lease any Owned Company Real Property or any material portion thereof or interest therein.

(b) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any Owned Company Real Property or, to the knowledge of the Company, any Leased Company Real Property or (in either case) any portion thereof or interest therein.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased, licensed or occupied under any Company Real Property Lease that has a lease obligation of more than $125,000 per year (the “Leased Company Real Property” and, together with Owned Company Real Property, the “Company Real Property”). Except as, individually or in the aggregate, has not had, and would not reasonably expected to have, a Company Material Adverse Effect, with respect to the Leased Company Real Property, (i) all rent and other sums and charges payable by any Acquired Company as tenant or occupant under any Company Real Property Lease have been duly paid and discharged in all material respects, (ii) each Acquired Company has a good and valid leasehold interest in each Leased Company Real Property free and clear of all Liens, except for Permitted Liens, (iii) no Acquired Company has leased, licensed or otherwise granted to any Person (other than any of the other Acquired Companies) the right to use or occupy any parcel of Leased Company Real Property or any portion thereof, and (iv) each Acquired Company has peaceful, undisturbed possession of each parcel of Leased Company Real Property or any portion thereof pursuant to a Company Real Property Lease, subject to any leases, subleases or similar arrangements that may be in existence.

(d) Each Owned Company Real Property and Leased Company Real Property is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(e) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Acquired Company has good title to, or a valid leasehold interest in, the tangible personal assets and properties used or held for use by it in connection with the conduct of its business as conducted on the date of this Agreement free and clear of all Liens, except Permitted Liens.

Section 3.18 Intellectual Property; Software.

(a) Section 3.18(a) of the Company Disclosure Letter contains a true, correct and complete list and description of all issued Patents and pending applications for Patents, registered Trademarks and pending applications to register Trademarks, material unregistered Trademarks, Proprietary Software, Company Domain Names and registered Copyrights, in each case included in the Company Owned Intellectual Property. All registration, renewal and maintenance fees and taxes due and payable on or before the date hereof in respect of each of the applications and registrations listed on Section 3.18(a) of the Company Disclosure Letter have been paid.

(b) Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole, an Acquired Company (i) exclusively owns all right, title and interest in and to the Company Owned Intellectual Property, free and clear of any Liens (other than Permitted IP Encumbrances), and such rights are valid, subsisting and to the knowledge of the Company, enforceable, or (ii) has a valid and enforceable right to use any other material Intellectual Property used or held for use in the business of the Acquired Companies, free and clear of any Liens (other than Permitted IP Encumbrances). Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Owned Intellectual Property and the rights of the Acquired Companies in Intellectual Property under the Company Intellectual Property Agreements collectively constitute all Intellectual Property rights necessary to conduct the business of the Acquired Companies as presently conducted. The Acquired Companies are in material compliance with all contractual obligations relating to the protection of such of the Intellectual Property it uses pursuant to the Company Intellectual Property Agreements. The consummation of the Transactions will not materially alter or impair any rights of the Acquired Companies to any Company Owned Intellectual Property.

(c) The business of the Acquired Companies (including the Company Software), as presently conducted, and as has been conducted since December 31, 2017, and the products and services of the Acquired Companies do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, except where such infringement, misappropriation or other violation, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There are no infringement or misappropriation Actions pending or, to the knowledge of the Company, threatened with respect to any Company Owned Intellectual Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Owned Intellectual Property, except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to the Acquired Companies, taken as a whole.

(e) No present or former officer, director, employee, agent, outside contractor, or consultant of the Acquired Companies holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Company Owned Intellectual Property. All current and former employees, agents, consultants or contractors who have been involved in the creation, development, or modification of any material Intellectual Property for or on behalf of an Acquired Company have executed and delivered written agreements that assign to such Acquired Company all rights to such Intellectual Property developed by them in the course of performing their services for such Acquired Company or are otherwise subject to a valid and enforceable employment policy granting such an assignment to such Acquired Company of such Intellectual Property. To the knowledge of the Company, there has been no breach or violation by any other party to any such agreement, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(f) The Acquired Companies have taken commercially reasonable measures to maintain the confidentiality and ownership of the Know-How included in the Company Owned Intellectual Property, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) The Company owns or has a right to access and use in all material respects the Company IT Systems, as such Company IT Systems are currently used and contemplated to be used by the Acquired Companies. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Acquired Companies maintain commercially reasonable policies and procedures that protect the operation, confidentiality, integrity and security of the Company IT Systems and any Software that is involved in the collection and/or processing of data, including Personal Data. The Company IT Systems are sufficient and adequate in all material respects for the current operation of the Acquired Companies, and do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or disable or otherwise harm any Company IT Systems (including Personal Data on such Company IT Systems), except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Since December 31, 2017, there has been no material failure, vulnerability or defect of the Company IT Systems (including with respect to Personal Data) which has not been fully resolved, except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Acquired Company is, and has at all times been, in compliance with all applicable Data Protection Requirements in all applicable jurisdictions.

(h) Except as, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there is no Open Source Code licensed to any of the Acquired Companies that is incorporated into or distributed with any Proprietary Software which may (A) require compulsory disclosure, licensing, or distribution of any source code for any Proprietary Software, (B) otherwise impose any material limitation, restriction or condition on the right or ability of any Acquired Company to use or distribute any Proprietary Software or (C) as a result of the use by any Acquired Company of such Open Source Code, grant or purport to grant to any third party any rights or immunities under any Company Owned Intellectual Property.

Section 3.19 Insurance Matters.

(a) The information and data furnished by any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of any material actuarial reports prepared by actuaries, independent or otherwise, with respect to any Company Insurance Subsidiary for all periods beginning on or after December 31, 2017 through the date hereof and all material attachments, addenda, supplements and modifications thereto, were accurate in all material respects for the past periods covered therein and are accurate in all material respects for the periods covered therein.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each jurisdiction in which any Company Insurance Subsidiary is domiciled or deemed commercially domiciled under applicable Law.

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all policies, binders, slips, certificates and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) (the “Policies”) that are issued by a Company Insurance Subsidiary, and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates (including fees) approved in all material respects by the Insurance Regulator of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such Insurance Regulator within the period provided for objection. All Policies and all such marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All premium rates and fees charged by the Company Insurance Subsidiaries conform to the premium rates and fees established by the Company Insurance Subsidiaries and comply in all material respects with the Insurance Laws applicable thereto except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(d) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company Insurance Subsidiaries and the Company Distribution & Technology Subsidiaries are, and since December 31, 2017 have been, in compliance with all applicable Laws regulating the marketing and sale of the Policies written by the Company Insurance Subsidiaries or the Company Distribution & Technology Subsidiaries, regulating advertisements, requiring mandatory disclosure of policy information, including rates, fees and commissions, requiring employment of standards to determine if the purchase of an insurance policy is suitable for an applicant, and prohibiting the use of unfair methods of competition and deceptive acts or practices.

(e) As of the date hereof, there are no material unpaid claims and assessments against the Company Insurance Subsidiaries by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool other than any in the ordinary course of business, except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no such claim or assessment is pending, or to the knowledge of the Company threatened, and the Company Insurance Subsidiaries have not received written notice of any such claim or assessment against any of the Company Insurance Subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(f) Since December 31, 2017, the Company Insurance Subsidiaries, Company Distribution & Technology Subsidiaries and, to the knowledge of the Company, their respective Producers and Administrators that are employed by an Acquired Company, have issued, sold, produced, managed, administered and marketed such Policies and insurance policies issued by unaffiliated insurance companies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold (including Laws relating to racial and other forms of discrimination) except, in each case, as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(g) Each of the Company Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any Insurance Regulator in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity, or except, in each case, as individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. All material deficiencies or violations noted in the financial and market conduct examination reports of any Insurance Regulators received by the Company Insurance Subsidiaries since December 31, 2017 have been resolved to the reasonable satisfaction of the Governmental Entity that noted such deficiencies or violations. Without limiting the foregoing, each of the Company Insurance Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among the Company Insurance Subsidiaries and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Company Insurance Subsidiary and any Affiliate are in material compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained. Except as would not reasonably be expected to have, a Company Material Adverse Effect or as set forth in Section 3.19(g) of the Company Disclosure Letter, none of the Company Insurance Subsidiaries is subject to any pending, or, to the knowledge of the Company, threatened financial or market conduct examination or other investigation by an Insurance Regulator.

(h) Except as required by Insurance Laws of general applicability or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Insurance Subsidiaries or to which any of the Company Insurance Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has any of the Company Insurance Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to any of the Company Insurance Subsidiaries, which restricts materially the conduct of the business of any of the Company Insurance Subsidiaries or in any manner relates to its capital adequacy, credit or risk management policies or management.

Section 3.20 Reserves. The reserves for claims, losses (including incurred but not reported losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums for each Company Insurance Subsidiary contained in the applicable Company Statutory Financial Statements (a) were, except as otherwise noted in the applicable Company Statutory Financial Statements, determined in all material respects in accordance with SAP, (b) were computed in all material respects on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the applicable Company Statutory Financial Statements, (c) have been based in all material respects on actuarial assumptions which produced reserves at least as great as those called for in any contract provision as to reserve basis and method, and are in accordance with contract provisions, and (d) satisfied in all material respects the requirements of all applicable Insurance Laws with respect to the establishment of reserves.

Section 3.21 Affiliate Transactions. As of the date of this Agreement, no relationship, direct or indirect (including any transaction or series of related transactions, taken as a whole), exists between any Acquired Company, on the one hand, and any officer, director or other Affiliate (other than any Acquired Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents (each such relationship or transaction a “Material Affiliate Transaction”), which is not described therein.

Section 3.22 Brokers. Except for J.P. Morgan Securities LLC, the Company has not employed any broker, finder or investment banker in connection with the Merger and the other Transactions and no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Acquired Companies in connection with the Merger and the other Transactions. True, correct and complete copies of all Contracts between any of the Acquired Companies (or any other Person on behalf of any Acquired Company), on one hand, and J.P. Morgan Securities LLC or any other Person under which such Person would be entitled to receive any fees, commissions, expenses or other amounts have been made available to Parent.

Section 3.23 Takeover Statutes. The Company has taken any necessary action such that the provisions of Section 203 of the DGCL are not applicable to the Company, this Agreement, the Merger or any of the other Transactions and no other Takeover Laws or any anti-takeover provision in the Company Charter or the Company Bylaws are, or at the Effective Time will be, applicable to the Company, this Agreement, the Merger or any of the other Transactions. The Company does not have a shareholder rights plan, poison pill or similar plan.

Section 3.24 Fairness Opinion. The Company Board has received the opinion of J.P. Morgan Securities LLC to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Total Consideration is fair, from a financial point of view, to the holders of outstanding Company Common Shares. As of the date hereof, such opinion has not been modified, amended, revoked or rescinded. The Company shall, within one (1) Business Day of the date hereof, furnish a signed copy of such opinion to Parent solely for informational purposes.

Section 3.25 Investments.

(a) Each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the bonds, stocks, mortgage loans, and other investments that are carried on the books and records of the Company and its Subsidiaries (the “Investment Assets”) that it purports to own, free and clear of all Liens, except Permitted Liens. The Company has made available to Parent a copy, as of the date of this Agreement, of all Company Investment Guidelines.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, as of the date hereof, none of the Investment Assets are subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, “lock-ups”, “gates”, “side pockets”, stepped-up fee provisions, or other penalties or restrictions relating to withdrawals or redemptions.

(c) Except as would not, or would not reasonably be expected to, constitute a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets, and (ii) there are no outstanding commitments, options, put agreements, or other arrangements relating to the Investment Assets to which the Company or any of its Subsidiaries may be subject upon or after the Closing.

Section 3.26 No Other Representations or Warranties. The Company acknowledges and agrees that, except for the representations and warranties of Parent and Merger Sub contained in ARTICLE IV, no Parent Company or any Affiliate or Representative thereof has made or is making any express or implied representation or warranty to the Company with respect to any Parent Company or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (a) set forth in the corresponding Section of the disclosure letter delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being understood that the disclosure of any item in any Section or subsection of the Parent Disclosure Letter shall be deemed to qualify other sections in this ARTICLE IV to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections), or (b) disclosed in the Parent SEC Documents (including exhibits and other information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website not less than three (3) Business Days prior to the execution and delivery of this Agreement (excluding any disclosures contained in the “Risk Factors” Section thereof, any disclosure contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary, except, in the case of each of clauses (ii) and (iii) above, as, individually or in the aggregate, have not, and would not reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 4.2 Authority.

(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent, Merger Sub and Allstate Insurance Holdings, LLC, and no other proceedings on the part of Parent, Merger Sub or Allstate Insurance Holdings, LLC are necessary to approve this Agreement or to consummate the Transactions, subject to filing the Certificate of Merger with the Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes the valid and binding obligation of Parent and Merger Sub , enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations.

(b) The Parent Board, at a meeting duly called and held, duly and adopted resolutions (i) approving this Agreement, the Merger and the other Transactions and (ii) determining that the terms of the Merger and the other Transactions are in the best interests of Parent.

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transactions, do not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, each as amended to the date of this Agreement, or (ii) assuming (x) compliance with the matters set forth in Section 3.4(b) (and assuming the accuracy of the representations and warranties made in such Section 3.4(b)) and (y) that all consents, approvals and authorizations contemplated by clauses (i) through (vi) of Section 4.3(b) have been obtained and all filings and notifications described in such clauses have been made and any waiting periods related thereto have terminated or expired, conflict with or violate any applicable Law, in each case that is applicable to any Parent Company or by or to which any of its assets or properties is subject or bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any material Contract to which any Parent Company is a party or by or to which any Parent Company or any of its assets or businesses is subject or bound, other than, in each case, any such items that, individually or in the aggregate, have not had, and would not reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation by each of Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) compliance with the applicable requirements of the Securities Act and the Exchange Act, (ii) compliance with any applicable international, federal or state securities or “blue sky” Laws, (iii) the filing of a premerger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under Regulatory Laws, (iv) such filings as are necessary to comply with the rules and regulations of the applicable requirements of NASDAQ and the NYSE, (v) the filings of an Application for Approval of Acquisition of Control, a Statement Regarding the Acquisition of Control or “Form A” statement with, and receipt of the approval of such filings from, each of the Specified Insurance Regulators and the submission of a filing pursuant to Tex. Ins. Code 4001.253 to, and the receipt of the approval or prior written non-disapproval of such filing from, the Texas Department of Insurance, (vi) the filing with the Secretary of State of the Certificate of Merger as required by the DGCL, (vii) the consents, approvals, orders, licenses, authorizations, actions, filings, registrations, declarations and notifications set forth in Section 3.4(b) of the Parent Disclosure Letter, and (viii) where the failure to obtain such consents, approvals, orders, licenses, authorizations or permits of, or to make such filings, registrations or declarations with or notifications to, any Governmental Entity, individually or in the aggregate, would not reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 4.4 Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock and Company Series D Preferred Stock or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against any Parent Company, by a private party or Governmental Entity, that would, individually or in the aggregate, reasonably be expected to materially impair the ability of each of Parent and Merger Sub to perform their obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date.

Section 4.6 Ownership of Company Shares. None of Parent, its Subsidiaries (including Merger Sub) or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case, as defined in Section 203 of the DGCL. No Parent Company owns any Company Shares.

Section 4.7 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no material liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by a direct, wholly-owned subsidiary of Parent.

Section 4.8 Sufficient Funds. The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the consummation of the Merger and the other Transactions. As of the date hereof and as of the Closing Date, Parent and Merger Sub will have sufficient immediately available funds to pay or cause to be paid all amounts required to be paid by Parent and Merger Sub in connection with this Agreement and the Transactions, including the aggregate Merger Consideration on the terms and conditions contained in this Agreement and Parent’s and Merger Sub’s costs and expenses.

Section 4.9 Brokers. Except for Ardea Partners LP, Parent has not employed any broker, finder or investment banker in connection with the Merger and the other Transactions and no broker, finder, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Parent Companies in connection with the Merger and the other Transactions.

Section 4.10 No Other Representations or Warranties. Parent acknowledges and agrees that, except for the representations and warranties of the Company contained in ARTICLE III, no Acquired Company or any Affiliate or Representative thereof has made or is making any express or implied representation or warranty to Parent with respect to any Acquired Company or their respective properties, businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or the Transactions.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) Except for matters set forth in Section 5.1 of the Company Disclosure Letter or otherwise expressly required or permitted by this Agreement or required by Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to maintain its legal existence and conduct its business and the business of its Subsidiaries in the ordinary course in substantially the same manner as previously conducted and (ii) to the extent consistent therewith, use and cause each of its Subsidiaries to use reasonable best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, goodwill associated therewith, relationships with regulators and business relationships.

(b) Without limiting the generality of Section 5.1(a), except for matters set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly required or permitted by this Agreement or required by Law, from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, the Company shall not, and shall not permit any other Acquired Company to, do any of the following without the prior written consent of Parent (which, solely in the case of clauses (vi), (viii), (xii), (xv), (xvi), (xviii), (xix), (xx), (xxi), (xxiii), (xxvi), (xxvii), and, in respect of the foregoing, (xxix), consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or permit the adoption of any amendment to the Company Charter or the Company Bylaws or the organizational documents of any other Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(iii) make, approve or otherwise authorize any adjustment to any Company RSU or Company Stock Option resulting from the declaration and/or payment of the Special Dividend;

(iv) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, (B) Company Voting Debt or other voting securities, (C) Company Stock Equivalents (including, for the avoidance of doubt, any Company RSU) or (D) options, warrants or other securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, any Acquired Company, other than (1) the issuance of Company Common Shares upon the exercise or vesting of awards outstanding as of the date of this Agreement in accordance with the terms under the Company Stock Plans as of the date of this Agreement or (2) transactions solely between the Company and wholly owned Acquired Companies or solely between wholly owned Acquired Companies;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, equity interests, property or otherwise, with respect to any of its capital stock or other equity interests, other than (A) any dividend or distribution by a Subsidiary of the Company to the Company or to another wholly owned Subsidiary of the Company, (B) periodic cash dividends paid by the Company on Company Preferred Stock outstanding on the date hereof in an amount not in excess of the amounts required by the applicable certificates of designation for such preferred shares, with record and payment dates in accordance with the Company’s customary dividend schedule, (C) regular quarterly dividends in an amount per Company Common Share no greater than the quarterly dividend declared and paid by the Company during the fiscal quarter ended December 31, 2019, with record and payment dates in accordance with the Company’s customary dividend schedule; provided that any such record date or payment date must occur prior to the Closing Date and (D) the Special Dividend;

(vi) other than in the ordinary course of business consistent with past practice and so long as in compliance with the Company Investment Guidelines, enter into any interest rate, derivatives or hedging transaction (including with respect to commodities);

(vii) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests (except in connection with cashless exercises or withholding of Taxes pursuant to the vesting or exercise, as the case may be, of Company Stock Awards outstanding as of the date hereof in accordance with their terms under the Company Stock Plans as of the Specified Time);

(viii) make or agree to make any new capital expenditures outside the ordinary course of business, other than capital expenditures that are not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(ix) acquire (whether by merger, consolidation, reinsurance or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or a material portion of the assets thereof other than (A) acquisitions of insurance Producers in the ordinary course of business consistent with past practice for consideration not to exceed $1,000,000 in the aggregate, (B) transactions solely between or among Acquired Companies, or (C) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice;

(x) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien, abandon or otherwise dispose of (whether by merger, consolidation, reinsurance or acquisition of equity interests or assets or otherwise) any corporation, partnership or other business organization or business or division thereof or any assets, other than (A) transactions solely between or among Acquired Companies, (B) non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice, (C) sales or dispositions of obsolete, surplus, or worn-out assets or equipment in the ordinary course of business consistent with past practice, (D) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice, and (E) grants of Permitted Liens;

(xi) enter into, waive or amend any Contract related to any Material Affiliate Transaction, other than transactions solely between or among Acquired Companies;

(xii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, or guarantee any such indebtedness of any third party or any other Acquired Company, issue or sell any debt securities, options, calls, warrants or other rights to acquire any debt securities of any Acquired Company, or guarantee any debt securities of any third party or any Acquired Company or refinance any of the same, or enter into any “keep well,” capital or surplus maintenance arrangement or other agreement to maintain any financial statement condition of another Person (including any Acquired Company), other than (A) trade payables in the ordinary course of business consistent with past practice, or (B) guarantees by the Company of such indebtedness or debt securities of its wholly owned Subsidiaries or guarantees by the wholly owned Subsidiaries of the Company of such indebtedness or debt securities of the Company;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person, in an aggregate amount in excess of $1,000,000 other than (A) to any other Acquired Company, (B) commission advances to agents or brokers in the ordinary course of business consistent with past practice or (C) investment portfolio transactions not in violation of the Company Investment Guidelines in the ordinary course of business consistent with past practice;

(xiv) except to the extent required by the terms of any Company Plan set forth on Section 3.11(a) of the Company Disclosure Letter or as otherwise set forth in this Agreement, (A) increase the compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, other than annual merit and market adjustments of base salaries and target cash bonus opportunities, in each case, (I) in the ordinary course of business consistent with past practice, (II) made at such time during the fiscal year as such adjustments have been made in the ordinary course of business during prior fiscal years, and (III) not to exceed, with respect to any individual, 3% with respect to base salary or target cash bonus opportunities, in each case, relative to his or her base salary and target annual cash bonus opportunities as of the date hereof, (B) establish, adopt, amend in any material respect or terminate any Company Plan (or any compensation or benefit plan, program, or agreement that would constitute a Company Plan if in effect on the date of this Agreement) other than in the ordinary course of business consistent with past practice with respect to annual health or welfare plan renewals, (C) accelerate the vesting or payment of, or the lapsing of restrictions with respect to, any compensation or benefits of any current or former director, employee or consultant of any of the Acquired Companies, including, but not limited to, any stock-based compensation, (D) hire, promote or terminate the employment (other than for cause), or enter into or modify the contractual relationship, of any employee of any of the Acquired Companies at the level of vice president or above, other than to fill any vacant positions set forth on Section 5.1(b)(xiv) of the Company Disclosure Letter in accordance with the terms and conditions set forth on such schedule, (E) fund any payments or benefits that are payable or to be provided under any Company Plan other than as explicitly required by the terms of such Company Plan, (F) make any loan to any present or former employee or individual independent contractor of any Acquired Company (other than advancement of expenses in the ordinary course of business consistent with past practice), or (G) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xv) make any (i) change in its actuarial, underwriting, claims management, agency management, pricing, counterparty criteria, reserving or reinsurance practices, policies and procedures other than any such change to the extent required by a change in GAAP or SAP, or (ii) change to the Company Investment Guidelines;

(xvi) implement or adopt any change in its policies or methods of accounting, except to the extent required to conform to changes in statutory or regulatory accounting rules or GAAP, SAP or regulatory requirements with respect thereto;

(xvii) except to the extent otherwise required by Law, make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of U.S. state or local or non-U.S. Law) with respect to any material Tax or surrender any right to claim a material Tax refund;

(xviii) commence or settle, compromise or otherwise resolve any Action as would result in any liability in excess of $5,000,000 in the aggregate (net of the amount reserved therefor or reflected on the balance sheet of the Company as of December 31, 2019 and amounts covered by insurance);

(xix) other than non-exclusive licenses or sublicenses in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of any material Intellectual Property;

(xx) transfer, sell, lease, license (except as permitted by Section 5.1(a)), mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Company Intellectual Property;

(xxi) (A) enter into any Contract that would be a Material Company Contract if in effect on the date of this Agreement, other than (1) any Contract that can be terminated by any Acquired Company without material liability to the Acquired Company on sixty (60) days’ prior written notice, (2) any Contract to replace any Company Reinsurance Agreement that by its terms will expire prior to the Effective Time, which replacement Contract is on terms substantially consistent with past practice or otherwise on the best terms reasonably obtainable (3) any Contract to renew or replace any Material Company Contract, which, by its terms, will expire prior to the Effective Time, required for the prudent management of the Company’s business or (4) in the ordinary course of business consistent with past practice, provided, in the case of clauses (1) through (4), excluding any Contract that would be a Material Company Contract pursuant to Section 3.15(a)(i), or (B) terminate or consent to the termination of (other than expiration in accordance with its terms without action), waive any rights under, amend or modify any Material Company Contract or Contract permitted under this Section 5.1 to be entered into on or following the date hereof that would be a Material Company Contract if in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice and as would not reasonably be expected to be materially adverse to the Acquired Companies;

(xxii) enter into a new line of business or withdraw from, or put into “run off”, any existing lines of business;

(xxiii) terminate, cancel or materially amend any material insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage or other coverage;

(xxiv) amend any Contracts between any of the Acquired Companies (or any other Person on behalf of any Acquired Company), on one hand, and J.P. Morgan Securities LLC or any other Person under which such Person would be entitled to receive any fees, commissions, expenses or other amounts in connection with the Transactions;

(xxv) adopt or implement any shareholder rights plan or similar arrangement;

(xxvi) change in any material respect any material products or any material operating or enterprise risk management policies, in each case, except as required by Law or by policies imposed, or requests made, by a Governmental Entity;

(xxvii) recognize any labor union or negotiate, enter into, or amend any collective bargaining agreement;

(xxviii) enter into any material Contract or commitment with any insurance regulatory authority;

(xxix) agree to take, authorize, enter into any Contract obligating it to take, or commit to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxviii).

(c) The Company shall, or shall cause its applicable subsidiaries to, use reasonable best efforts at the request of and as directed by Parent, promptly following the date hereof, to enter into catastrophe reinsurance agreements on an excess of loss basis and supplementing the Company’s existing catastrophe reinsurance program on such terms as Parent shall request and are acceptable to the reinsurers, as contemplated by Section 5.1(c) of the Company Disclosure Letter; provided that Parent shall promptly (and within three (3) Business Days) reimburse the Company for the cost of such reinsurance as well as the reasonable out of pocket costs incurred by the Company in connection with obtaining such reinsurance. From and after entry into any such reinsurance or arrangements pursuant to this Section 5.1(c), the Company shall, and shall cause its applicable subsidiaries to, promptly pay over and assign all recoveries under any such reinsurance treaties or arrangements to Parent. If, following a termination of this Agreement, the Company shall terminate any such reinsurance treaty or arrangement, the Company shall promptly (and within three (3) Business Days) pay to Parent all premiums or similar amounts received or returned to the Company or its subsidiaries in connection with such termination.

Section 5.2 Company Acquisition Proposals.

(a) Following the execution of this Agreement, the Company and its Subsidiaries shall, and the Company shall cause the directors and officers of the Company to and shall direct their respective other Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal. The Company shall not terminate, waive, amend, release or modify in any respect any material provision of any confidentiality or standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or (other than in respect of any confidentiality provision in any commercial contract entered into in the ordinary course of business) otherwise; provided, however, the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party solely to permit any Company Acquisition Proposal if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that failure to waive such standstill would constitute a breach of its fiduciary duties under applicable Law.

(b) Except as provided in Section 5.2(c), the Company and its Subsidiaries shall not, and the Company shall cause the directors and officers of the Company not to and shall direct their respective other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or related to a Company Acquisition Proposal, (ii) make available any non-public information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to a Company Acquisition Proposal or for the purpose of facilitating a Company Acquisition Proposal, (iii) engage in or otherwise participate in any discussions or negotiations, inquiries or submissions with respect to any Company Acquisition Proposal (other than to disclose to such Person the existence of this Section 5.2), (iv) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement in accordance with Section 5.2(c)), (v) reimburse or agree to reimburse the expense of any Person in connection with a Company Acquisition Proposal or (vi) publicly propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary in this Section 5.2, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company receives, after the date of this Agreement, a bona fide written Company Acquisition Proposal, (ii) such Company Acquisition Proposal did not result from a material breach of this Section 5.2 and (iii) the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Company Superior Proposal, then, prior to obtaining the Company Stockholder Approval, the Company may (and may authorize and permit its Subsidiaries and Representatives to): (A) make available information with respect to the Acquired Companies to the Person making such Company Acquisition Proposal pursuant to a Company Acceptable Confidentiality Agreement; provided that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Person; and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may in any event have discussions with any Person solely in order to (1) clarify and understand the terms and conditions of the Company Acquisition Proposal made by such Person and (2) to request that any Company Acquisition Proposal made orally be made in writing. The Company shall promptly upon, and in any event within twenty-four (24) hours of, receipt of a Company Acquisition Proposal, advise Parent in writing of the receipt of such Company Acquisition Proposal (including the identity of the Person making or submitting such Company Acquisition Proposal or inquiry, proposal or offer and the material terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time and provide unredacted copies of any and all proposals, offers or related documentation received by the

Company (or its Affiliates) or its Representatives in connection with such Company Acquisition Proposal. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other material changes in, any such Company Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any proposed documents to effect such Company Acquisition Proposal (or a written summary of the material terms of such Company Acquisition Proposal, if not made in writing).

(d) Except as otherwise provided in Section 5.2(e), Section 5.2(f), Section 5.2(g) or Section 5.2(h), neither the Company Board nor any committee thereof shall (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) or publicly propose to withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, (ii) adopt, approve, publicly recommend, publicly endorse or otherwise publicly declare advisable any Company Acquisition Proposal or publicly propose to do any of the foregoing, (iii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, reinsurance agreement, option agreement, joint venture agreement, partnership agreement or other agreement providing for a Company Acquisition Proposal, other than a Company Acceptable Confidentiality Agreement pursuant to Section 5.2(c), (iv) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the Company Charter or the Company Bylaws inapplicable to any transactions contemplated by a Company Acquisition Proposal (including approving any transaction under the DGCL), (v) fail to publicly reaffirm the Company Recommendation within five (5) Business Days following receipt of a written request by Parent to provide such reaffirmation after a Company Acquisition Proposal shall have been publicly disclosed or shall have become publicly known, (vi) fail to include in the Proxy Statement the Company Recommendation or (vii) fail to recommend against a tender offer or exchange offer subject to Regulation 14D under the Exchange Act for twenty-five percent (25%) or more of the outstanding Company Common Shares within five (5) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or, if earlier, at least two (2) Business Days prior to the Company Stockholder Meeting (any of the actions set forth in clauses (i) through (vii) above, a “Company Adverse Recommendation Change”).

(e) Notwithstanding Section 5.2(d), and subject to Section 5.2(f), at any time prior to obtaining the Company Stockholder Approval, the Company Board may in response to a Company Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a material breach of this Section 5.2, make a Company Adverse Recommendation Change and cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii) (including by concurrently paying the Termination Fee) and concurrently enter into a binding definitive agreement to effect such Company Superior Proposal. Neither the Company Board nor any committee thereof shall make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) or cause the Company to enter into a binding definitive agreement to effect such Company Superior Proposal unless the Company has first complied with the provisions of Section 5.2(f) and, after so complying, the Company Board determines in good faith that such Company Acquisition Proposal continues to constitute a Company Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.2(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Company Superior Proposal”) advising Parent that the Company has received a Company Superior Proposal, specifying the material terms and conditions of such Company Superior Proposal, identifying the Person making such Company Superior Proposal and providing copies of any agreements intended to effect such Company Superior Proposal and that the Company Board has made the determination that the Company Acquisition Proposal is a Company Superior Proposal, (ii) caused the Company and its Representatives to be available to negotiate, during the four (4) Business Day period following Parent’s receipt of the Notice of Company Superior Proposal (the “Company Superior Proposal Notice Period”), in good faith with Parent to enable Parent to make a counteroffer or propose to amend the terms of this Agreement (to the extent Parent wishes to do so) so that such Company Acquisition Proposal no longer constitutes a Company Superior Proposal, and (iii) after complying with the immediately foregoing clauses (i) and (ii), reaffirmed the Company Board’s determination required under Section 5.2(e) in light of any counteroffer or proposed amendment to the terms of this Agreement; provided, however, if, during the Company Superior Proposal Notice Period any revisions are made to a Company Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Company Superior Proposal to Parent and shall comply with the requirements of this Section 5.2(f) with respect to such new Notice of Company Superior Proposal, except that any subsequent Company Superior Proposal Notice Period shall be two (2) Business Days following Parent’s receipt of such new Notice of Company Superior Proposal. For the avoidance of doubt, delivery and receipt of a Notice of Company Superior Proposal shall not constitute a Company Adverse Recommendation Change.

(g) Nothing in this Agreement shall prohibit or restrict the Company Board, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event if the Company Board determines in good faith (after consultation with the Company’s outside legal counsel) that the failure to do so would or would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law and the Company has first: (i) provided written notice to Parent (a “Notice of Company Intervening Event”) describing the Company Intervening Event and advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail; (ii) caused the Company and its Representatives to be available to negotiate, during the four (4) Business Days following Parent’s receipt of the Notice of Company Intervening Event (the “Company Intervening Event Notice Period”), in good faith with Parent regarding any revisions to the terms of the Transactions proposed by Parent in response to such Company Intervening Event (to the extent Parent wishes to do so); and (iii) at the end of the Company Intervening Event Notice Period, the Company Board determines in good faith, after consultation with the Company’s outside legal counsel (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that a Company Intervening Event continues to exist and that the failure to make a Company Adverse Recommendation Change would constitute a breach of its fiduciary duties under applicable Law.

(h) Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company Board from (i) taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or (iii) making any disclosure to its stockholders if the Company Board determines (after consultation with its outside counsel) that failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, provided that this Section 5.2(h) shall not be deemed to permit the Company Board to make a Company Adverse Recommendation Change except to the extent permitted by Section 5.2(d); provided, further that, in each case of the foregoing clauses (i) through (iii), the Company Board reaffirms its recommendation of the Transaction within three (3) days of any such communication.

Section 5.3 Preparation of the Proxy Statement; Company Stockholder Meeting.

(a) As soon as practicable following the date of this Agreement (and no later than thirty (30) days after the date hereof), the Company shall prepare and file with the SEC, a preliminary version of a proxy statement relating to the adoption and approval of this Agreement by the holders of the Company Common Stock at the Company Stockholder Meeting (together with any amendments or supplements thereto, whether preliminary or definitive, the “Proxy Statement”). Parent shall cooperate in the preparation of the Proxy Statement. The Company shall provide Parent with the opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. Except as required by applicable Law, no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) and, in any case, without providing Parent the opportunity to review and comment thereon. The Company will advise Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication received from the SEC or any state or foreign securities commission. If at any time prior to the Company Stockholder Meeting any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly filed with the SEC by the Company, after Parent has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the holders of Company Common Stock. As promptly as reasonably practicable after the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, the Company will file a definitive version of the Proxy Statement with the SEC and cause the definitive version of the Proxy Statement to be mailed to the holders of Company Common Stock.

(b) Unless the Company Board has effected a Company Adverse Recommendation Change in accordance with Section 5.2(d), the Company shall, (i) as soon as reasonably practicable (and in no event later than forty-five (45) days) following the date on which the definitive version of the Proxy Statement is first mailed to holders of the Company Common Stock, duly call, give notice of, convene and hold a meeting of the holders of Company Common

Stock (the “Company Stockholder Meeting”) for the purpose of seeking the Company Stockholder Approval, (ii) through the Company Board, recommend that the holders of Company Common Stock adopt this Agreement (the “Company Recommendation”), (iii) use its reasonable best efforts to solicit from holders of Company Common Stock proxies in favor of the adoption of this Agreement and (iv) use its reasonable best efforts to take all other action necessary or advisable to secure the Company Stockholder Approval. The Company shall have the right, after good faith consultation with Parent, to, and shall at the request of Parent, postpone or adjourn the Company Stockholder Meeting for no longer than twenty (20) Business Days in the aggregate (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Stockholder Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Stockholder Approval at the Company Stockholder Meeting. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

Section 5.4 Access to Information; Confidentiality. Subject to contractual and legal restrictions applicable to the Company and its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours during the period from the date of this Agreement to the Effective Time or the date of the termination of this Agreement, as the case may be, to all of their respective properties, books, contracts, commitments, personnel and records (including the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent and its Representatives all information concerning its business, properties and personnel as such other may reasonably request, in each case, for reasonable business purposes related to the consummation of the Transactions; provided, however, such access does not unreasonably disrupt the ordinary course operations of the Acquired Companies. No access, materials, information or investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties. This Section 5.4 shall not require any Acquired Company to permit any access, or to disclose any materials or information, that in the reasonable judgment of such party would reasonably be expected to (i) result in the disclosure of any trade secrets of third parties or a violation of any of its obligations with respect to confidentiality under any Contract or Law (provided that party shall have used its reasonable best efforts to obtain the consent of such third party to such access or disclosure), (ii) result in the loss of the attorney-client privilege, work product doctrine or other legal privilege with respect to such materials or information or (iii) in the case of documents or portions of documents relating to pricing or other matters that are highly sensitive, result in a violation of applicable Law (including a Governmental Entity alleging that providing such information violates any Regulatory Law). If any material is withheld by a party pursuant to the preceding sentence, such party shall inform the other as to the general nature of what is being withheld and use reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply, to the extent permitted by applicable Law. All materials and information exchanged or to which access is granted pursuant to this Section 5.4 shall be subject to the Confidentiality Agreement, dated as of January 21, 2020 (the “Confidentiality Agreement”), between the Company and Parent.

Section 5.5 Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including: (i) obtaining all necessary actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and making all necessary registrations, filings and notifications and taking all reasonable steps as may be necessary to obtain an approval, clearance, non-action letter, waiver or exemption from any Governmental Entity (including under the HSR Act and the Requisite Regulatory Approvals); (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) executing and delivering any additional documents or instruments reasonably necessary to consummate the Transactions and to carry out this Agreement. In furtherance and not in limitation of the foregoing, each party agrees to make, if required, appropriate filings and registrations under applicable Regulatory Laws and Insurance Laws. Each party agrees to make, if required, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within thirty (30) days after the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act and to take all other reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act. Each party agrees to make, if required, appropriate filings of Applications for Approval of Acquisition of Control Statements, or “Form A” statements, and all related filings, with respect to the Transactions with the applicable Insurance Regulators, as applicable, within thirty (30) Business Days after the date hereof; provided, however, that any required pre-acquisition notice (Form E) filings, Form E exemption filings, and all related applications and filings with respect to the Transactions shall be submitted within forty (40) Business Days after the date hereof. Each party agrees to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be reasonably requested by any Insurance Regulator pursuant to the Insurance Laws and to take all other reasonable actions necessary, proper or advisable to obtain the applicable consents and approvals of the applicable Insurance Regulators as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with and without limiting the obligations to use certain efforts referenced in Section 5.5(a), to the extent relating to the requisite approvals, authorizations and clearances for the Transactions under the HSR Act and the other Regulatory Laws and the Insurance Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Action initiated by a private party, (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), any Insurance Regulator or any other Governmental Entity and of any communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions, (iii) permit the other a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting, discussion or conference with, the FTC, the DOJ, any Insurance Regulator or any other Governmental Entity or, in connection with any Action by a private party, with any other Person, and, to the extent permitted by the FTC, the DOJ, such Insurance Regulator or such other applicable Governmental Entity or other Person, as applicable, give the other the reasonable opportunity to attend and participate in such meetings, discussions and conferences solely to the extent such meetings, discussions and conference relate to this Agreement, the Merger or the other Transactions, and (iv) to the extent practicable and subject to the other provisions in this Section 5.5, attempt to confer in good faith in order to (A) exchange and review respective views and positions with the other as to potential Materially Burdensome Conditions and (B) discuss and present to, and engage with, the applicable Governmental Entity regarding any approaches or actions that could mitigate the scope or impact of a potential Materially Burdensome Condition so that it does not become a Materially Burdensome Condition. Parent and the Company shall promptly advise each other upon receiving any communication, including promptly furnishing each other copies of any written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe that there is a reasonable likelihood that any requisite approval, authorization or clearance for the Transactions under the HSR Act or any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval, authorization or clearance or Requisite Regulatory Approval will be materially delayed or conditioned or impose or require a Materially Burdensome Condition. The parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals to be made or submitted by or on behalf of any party, including reasonable access to any materials submitted in connection with any proceedings under or relating to the HSR Act or any other applicable Regulatory Law, including any proceeding under 16 C.F.R. § 803.20. Notwithstanding anything to the contrary in this Section 5.5, no party will have any obligation to share any trade secret or other competitively sensitive information with the other party. Such materials and the information contained therein shall be given only to the outside counsel for matters relating to Regulatory Law of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates, unless express permission is obtained in advance from the Company or Parent, as the case may be, or its outside legal counsel. Each of the Company and Parent shall cause its respective outside legal counsel for matters relating to Regulatory Law to comply with this Section 5.5(b).

(c) Without limiting any other obligations of Parent hereunder, Parent will respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the Transactions and will use its reasonable best efforts to take any and all action necessary to ensure that each requisite approval, authorization or clearance under the HSR Act and each Requisite Regulatory Approval is obtained by the Outside Date, in each case, without imposing or requiring a Materially Burdensome Condition.

(d) Notwithstanding anything in this Agreement to the contrary, no Parent Company shall be obligated to, and no Acquired Company shall, without the prior written consent of Parent at its sole discretion, consent to, take or refrain from taking, or offer or commit or consent to take or refrain from taking (A) any action that involves (i) making any divestiture or disposition of any portion of any business or assets, (ii) licensing any portion of any business or assets,

(iii) accepting or entering any consent decree or hold separate order, (iv) placing any assets in trust, in each case by Parent or any of the other Parent Companies or the Company or any of the other Acquired Companies or any of their respective Affiliates, (v) accepting or entering into any operational restriction or restriction on the payment or declaration of dividends, (vi) making any capital commitment or capital guaranty, (vii) entering into any capital support agreement, statement of support, guarantee, keep well or other similar capital maintenance undertaking to maintain a minimum risk-based capital level or rating, or (B) any other action with respect to, or in connection with, Parent or the other Parent Companies or the Company or the other Acquired Companies or any of their respective Affiliates, in the case of clauses (A) and (B) above, which, individually or together with any other such action, would or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of (x) the Company and its Subsidiaries, taken as a whole, when considered together with the business lines of Parent and its Subsidiaries that, as of the date hereof, Parent intends to integrate with the Company and its Subsidiaries following the Closing, or (y) Parent and its Subsidiaries, taken as a whole (provided that, for this purpose, the business, financial condition, results of operations and financial condition of Parent and its Subsidiaries, taken as a whole, shall be deemed to be as of the same scale as the entities described in the foregoing clause (x)) (any such action, a “Materially Burdensome Condition”).

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall a party or any of its Affiliates be required by a Governmental Entity to agree to take, or enter into any action with respect to their respective assets, businesses or Subsidiaries pursuant to this Section 5.5, which action is not conditioned upon the Closing.

Section 5.6 Employee Benefits Matters.

(a) For a period commencing at the Effective Time through December 31, 2021 (or, if earlier, the date of termination of the relevant employee) (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of any of the Acquired Companies as of immediately prior to the Effective Time (each, a “Continuing Employee”), (i) a base salary or hourly wage rate at least equivalent to the base salary or hourly wage rate in effect for such Continuing Employee immediately prior to the Closing, (ii) a target bonus opportunity that is at least equivalent to such Continuing Employee’s target bonus opportunity as in effect for fiscal year 2020 (which may be settled in cash, equity or a combination thereof as determined by Parent in its sole discretion), (iii) employee benefits substantially comparable to either, as determined by Parent in its sole discretion, the respective levels as in effect under the Company Plans (other than any equity compensation, change in control, retention, non-qualified deferred compensation arrangement, defined benefit plan or retiree health or welfare arrangement) immediately prior to the Closing or the employee benefits (other than any equity compensation, change in control, retention, non-qualified deferred compensation arrangement, defined benefit plan or retiree health or welfare arrangement) made available to similarly situated employees of Parent or its Subsidiaries from time to time, and (iv) with respect to any Continuing Employee whose employment is terminated by Parent or the Surviving Corporation (but not including any Continuing Employee who has entered into an individualized agreement providing for severance benefits upon a qualifying termination of employment), severance benefits that are no less than the severance benefits set forth in Section 5.6(a) of the Company Disclosure Letter, taking into account all service with the Company in determining the amount of severance benefits payable, subject to such Continuing Employee’s execution of a general release of claims in favor of the Parent and its Affiliates in a form reasonably acceptable to Parent that becomes effective and non-revocable within sixty (60) days following such termination.

(b) Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Plans will occur at the Effective Time.

(c) Following the Effective Time, Parent shall use reasonable best efforts to cause each Continuing Employee to be provided full credit for prior service with the Company or its Subsidiaries as was credited under similar or comparable Company Plans for purposes of (i) eligibility and vesting under any Parent Plans (other than any equity-incentive plans), but not for eligibility or benefit accrual purposes under any defined benefit plan or non-qualified deferred compensation plan of any of the Parent Companies or for purposes of determining eligibility for retiree health and welfare benefits, and (ii) determination of benefit levels under any Parent Plan or policy of general application relating to vacation or, following the Continuation Period, severance, in either case to the extent the Continuing Employees is eligible to participate, as determined by Parent in its sole discretion, but except: (x) where such credit would result in a duplication of benefits; (y) to the extent that such service was not recognized under the corresponding Company Plan immediately prior to Closing; or (z) to the extent that such service is not recognized under such Parent Plan for other similarly situated employees of Parent and its Affiliates. In addition, Parent shall use reasonable best efforts to: (A) waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions, actively-at-work requirements, waiting periods and similar exclusions, to the same extent such limitations, exclusions and requirements would not have been applicable to such Continuing Employee and his or her covered dependents under the terms of any comparable medical and dental plan of the Acquired Companies; and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the similar or comparable Company Plans to be taken into account for purposes of satisfying all deductibles, co-payments, maximum out-of-pocket requirements and similar expenses applicable to such Continuing Employee and his or her covered dependents for the applicable similar or comparable Parent Plan during the calendar year in which the Closing Date occurs.

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans, to permit the rollover of plan benefits into, or participation in, a Parent benefit plan or to continue the employment of any specific individual. The provisions of this Section 5.6 are for the sole benefit of the parties and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company or the Surviving Corporation or any of their respective Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any Person (including for the avoidance of doubt any current or former employees, labor unions, directors or independent contractors of any of the Acquired Companies or, on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Agreement.

(e) Upon Parent’s reasonable request from time to time prior to Closing, the Company shall, a reasonable period of time following receipt of such request (but in no event more than ten (10) Business days following such request), provide Parent with the then-most recent calculations and reasonable back-up information relating to Sections 280G and 4999 of the Code relating to the Merger, including any non-compete valuations.

(f) 401(k) Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent or one of its Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least ten (10) days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Company Board or its applicable Affiliate has adopted resolutions to terminate the 401(k) Plans (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. The Company shall take (or cause to be taken) such other actions in furtherance of terminating such 401(k) Plans as Parent may reasonably require and Parent shall take all necessary and legally permissible actions to direct its or one of its Affiliate’s defined contribution plan to accept the rollover of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) from the Company’s 401(k) Plan. If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, the Company shall amend such 401(k) Plan, effective as of the Closing, to the extent necessary to limit participation to employees of the Company and to exclude all employees of Parent and its Subsidiaries (other than the Acquired Companies) from participation in the such plan.

(g) Subject to applicable Law and the terms and conditions of this Agreement, from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Acquired Companies to use reasonable best efforts to take, or cause to be taken, all actions necessary to facilitate (i) the integration of personnel between the Acquired Companies promptly following the Closing, and (ii) the transfer of employment of certain employees of Parent or its Affiliates to the Acquired Companies as of immediately following the Closing.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of the receipt of any written communication received from any Person alleging that it or any other Person is or may be required to obtain a consent of such first-mentioned Person in connection with the Transactions or a consent from any Governmental Entity in connection with the Transactions. The delivery of any notice pursuant to this Section 5.7 shall not (a) cure any breach of, or non-compliance with, any other provision of this Agreement, (b) limit the remedies available to the party sending or receiving such notice or (c) be construed in any way as an admission that such consent is required.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification or advancement of expenses arising from, relating to or otherwise in respect of, acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of any of the Acquired Companies as provided in their respective certificates of incorporation, bylaws or other comparable organizational documents and any indemnification or other agreements of the Acquired Companies with any of the current or former directors or officers of any of the Acquired Companies as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses provisions of each Acquired Company’s certificate of incorporation and bylaws or other comparable organizational documents in effect as of the date of this Agreement or in any indemnification agreements of the Acquired Companies with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of any of the Acquired Companies; provided, however, all rights to exculpation, indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the final disposition of such Action.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent that the Company would have been permitted under the Law of the State of Delaware, indemnify and hold harmless (and advance funds in respect of each of the foregoing and costs of defense to) each current and former director or officer of any of the Acquired Companies (each such individual, together with such individual’s heirs, executors or administrators, an “Indemnified Party”), in each case against any losses, claims, damages, liabilities, fees, costs and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with the fact that such Indemnified Party is or was an officer, director or fiduciary of any of the Acquired Companies at or prior to the Effective Time; provided, however, the Indemnified Party to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law, to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification for such expenses. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any threatened or actual Action for which indemnification could be sought by an Indemnified Party hereunder unless Parent consents in writing to such settlement, compromise or consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) At or prior to the Effective Time, the Company shall purchase a prepaid (or “tail”) directors’ and officers’ insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time for an aggregate period of not less than six (6) years from the Effective Time, that does not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and that is no less favorable with respect to limits, deductibles and other terms compared to the Company’s existing directors’ and officers’ insurance and indemnification policies or, if such insurance coverage is unavailable, the best available similar coverage (the “Continuing D&O Insurance”); provided, however, the premium for the Continuing D&O Insurance shall not exceed the amount set forth on Section 5.8(c) of the Company Disclosure Letter (in which such case the Company shall purchase Continuing D&O Insurance that provides the maximum coverage available at such an amount of premium).

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets, then, and in each case, Parent and the Surviving Corporation shall ensure that such surviving corporation or entity or the transferees of such properties or assets assume the obligations set forth in this Section 5.8.

(e) The rights of each Indemnified Party under this Section 5.8 shall be in addition to any rights such Indemnified Party may have under the certificate of incorporation or bylaws or other comparable organizational documents of any of the Acquired Companies or under any agreement of any Indemnified Party with any of the Acquired Companies, in each case in effect as of immediately prior to the Effective Time, or under applicable Law. Except as otherwise set forth herein, these rights shall survive consummation of the Merger in accordance with their terms and are intended to benefit, and shall be enforceable by, each Indemnified Party.

Section 5.9 Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company shall provide to Parent copies of the resolutions to be adopted by the Company Board (or a committee thereof) to implement the foregoing.

Section 5.10 Takeover Statutes. The Company and its board of directors shall (a) grant all such approvals and take all such actions as are reasonably necessary or appropriate so that no Takeover Law is or becomes applicable to this Agreement (including the Merger and the other Transactions) and (b) if any Takeover Law is or may become applicable to this Agreement (including the Merger and the other Transactions), grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act reasonably to eliminate or minimize the effects of such Takeover Law on such transactions.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.12 Certain Litigation. The Company and Parent shall promptly advise the other party orally and in writing of any Action commenced after the date of this Agreement against any Acquired Company, Parent Company or any of their respective directors or officers by any stockholder arising out of or relating to this Agreement or the Transactions and shall keep the other reasonably informed regarding any such Action. The Company and Parent shall give the other party the opportunity to participate in, but not control, the defense or settlement of any such Action, shall keep the other party reasonably informed with respect to any material developments regarding the defense or settlement of any such Action and shall give due consideration to the other party’s advice with respect to such stockholder Action. The Company shall not settle or offer to settle any such Action, without the prior written consent of Parent (in its sole discretion); provided that Parent shall not unreasonably withhold, condition or delay such consent so long as (a) such settlement is solely for monetary damages, (b) in connection therewith the Company does not (1) disparage Parent, Merger Sub, the Company, the Surviving Corporation or any of the respective Affiliates or businesses of the foregoing or the impact or effect of the Transactions or (2) disclose competitively sensitive information of Parent, Merger Sub, the Company, the Surviving Corporation or any of the respective Affiliates or businesses of the foregoing; and (c) if Parent, Merger Sub or any of their respective directors or officers is a named party in such Action, such Person receives a full and complete release on terms no less favorable than those received by the Company).

Section 5.13 Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the Transactions shall be in a form agreed to by Parent and the Company and thereafter Parent and the Company shall consult with each other and obtain the other’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or otherwise making any public statement (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or the Transactions, except (a) as may be required by applicable Law, court process or listing agreement with any national securities exchange if the party issuing such press release or other public statement has, to the extent practicable, provided the other with an opportunity to review and comment on such press release or other public statement, (b) any press release or other public statement that is consistent in all material respects with previous press releases and public statements made by a party in accordance with this Agreement, in each case under this clause (b) to the extent the disclosure contained therein remains current and accurate, (c) in connection with any Company Acquisition Proposal made in accordance with this Agreement and (d) in connection with any Company Adverse Recommendation Change made in accordance with this Agreement.

Section 5.14 Transfer Taxes. Except as provided for in Section 2.2, all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company, the Surviving Corporation or the Surviving Corporation or incurred in connection with this Agreement and the Transactions shall be paid by either Parent, the Surviving Corporation or the Surviving Corporation. Prior to the Effective Time, the Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.15 FIRPTA Certificate. The Company shall, prior to the Closing Date, furnish to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company Common Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

Section 5.16 Parent Financing.

(a) During the period beginning on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement, at Parent’s sole expense, the Company and its Subsidiaries shall provide Parent all cooperation and information reasonably requested by

Parent that is necessary and customary in connection with the arrangement of any financing obtained to fund the Merger Consideration or any other fees or expenses related to the Transactions (the “Financing”). Without limiting the generality of the foregoing, such cooperation for purposes of this Section 5.16(a) shall, if required for a Financing, include: (i) providing Parent and its financing sources and their respective agents with such financial information related to the Company and its Subsidiaries as is reasonably required by Parent for Parent to produce any capsule pro forma financial information to be included in any marketing or sales materials in respect of the Financing; (ii) reasonably cooperating with customary due diligence; (iii) instructing its certified independent auditors to provide (x) consent to use of their reports in any materials relating to the Financing, including SEC filings and offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon in accordance with normal customary practice and (y) customary auditors reports and comfort letters (including “negative assurances” comfort) with respect to financial information relating to the Company and the Company Subsidiaries in customary form; (iv) using commercially reasonable efforts to provide (including using commercially reasonable efforts to obtain such documents from its advisors) customary certificates and other customary closing documents as may be reasonably requested by Parent.

(b) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.16. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.16 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Section 5.16 by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable.

(c) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants and agreements required to be performed by it under this Section 5.16, will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.17 Company Debt.

(a) Upon the request of Parent, at Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall deliver all notices in form and substance reasonably acceptable to Parent and use reasonable best efforts to (i) effect at the Effective Time the payoff of any amounts then outstanding, and termination of all outstanding obligations and commitments (excluding any contingent indemnification obligations that are not then due and payable and that by their terms are to survive the termination) and release of Liens, under the Credit Agreement, dated as of February 25, 2019 (the “Company Credit Agreement”), by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, KeyBank National Association and Fifth Third Bank as Co-Syndication Agents, and Associated Bank, National Association and The Bank of Nova Scotia, as Co-Documentation Agents, and the various lending institutions party thereto, and (ii) prior to the Closing Date, deliver to Parent customary payoff letters, in form and substance reasonably satisfactory to Parent, in connection with the repayment of the Company Credit Agreement and to make arrangements for the holders of such indebtedness to deliver, subject to the receipt of the applicable payoff amounts, customary Lien releases to Parent upon Closing; provided that (i) in no event shall this Section 5.17 require the Company to cause any such satisfaction, termination or release other than at the Effective Time and (ii) Parent shall provide, or cause to be provided, all funds required to effect such repayment or shall confirm the use of cash on hand at the Company to effect such repayment.

(b) Upon the request of Parent, at Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall, and shall cause the other Acquired Companies to, as reasonably requested by Parent in writing, to (i) deliver any notices or announcements, (ii) provide reasonable cooperation to Parent, Merger Sub or the Surviving Corporation to cause the preparation and delivery of any certificates, legal opinions or other documents and (iii) provide any cooperation reasonably requested by Parent, in each case, such that the consummation of the Transactions does not result in a breach, default or event of default (with or without notice or lapse of time or both) under any indenture with respect to any or all series of the notes of the Company set forth in Section 5.17 of the Company Disclosure Letter (collectively, the “Company Notes”). Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate, legal opinion or other document, in each case before provided to the trustee(s) under the Company Notes or any other Person, and the Company shall give reasonable and good faith consideration to any comments thereon made by Parent and its counsel and shall only distribute such documents once in form approved by Parent, in its sole discretion.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, provide to Parent all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the redemption of any or all series of the Company Notes as of or immediately prior to the Effective Time (or with satisfaction and discharge of the Company Notes and underlying indenture or other governing documents as of or immediately prior to the Effective Time), in any case to the extent redeemable at such time, including preparing and delivering all notices of conditional optional redemption in form and substance reasonably acceptable to Parent to effect the redemption pursuant to the requisite provisions of the applicable indenture; provided, however, any notice of redemption shall be irrevocably conditional on the Closing occurring and the date of redemption shall be no earlier than the Closing Date; provided, further, that Parent shall provide, or cause to be provided, all funds required to effect such redemption or shall confirm the use of cash on hand at the Company to effect such redemption. The Company shall use its reasonable best efforts to cause the trustee under the applicable indenture to give any such redemption notice to holders of the applicable Company Notes on the Company’s behalf, and shall timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. In connection with any redemption contemplated by this Section 5.17, the Company shall, at the written request of the Parent, take such actions, in each case, solely to the extent conditioned on Closing and other conditions specified by Parent, as are required by it pursuant to the terms of the related indenture to facilitate the discharge of the indenture in connection with any such redemption at or immediately prior to the Effective Time, to the extent such discharge and/or defeasance are permitted by such indenture.

(d) Notwithstanding anything in this Section 5.17 to the contrary, in no event shall any Acquired Company be required in connection with its obligations under this Section 5.17 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any consent, amendment or similar fee unless Parent provides the funding to the Company therefor, (iii) incur any liability in connection therewith prior to the Closing Date unless contingent upon the occurrence of the Closing, (iv) take any actions that would unreasonably interfere with the ordinary course operations of the Acquired Companies, (v) take any actions that would (A) violate its certificate of incorporation or bylaws (or comparable organizational documents) or (B) violate any applicable Law or (vi) waive or amend any terms of this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.17, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or their respective Representatives, as applicable.

(e) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.17. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.17 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Section 5.17 by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable.

(f) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants and agreements required to be performed by it under Section 5.17(c) will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.18 Company Preferred Stock.

(a) At Parent’s sole expense and subject to Parent’s reasonable cooperation therewith, the Company shall, as reasonably requested by Parent in writing, take all actions necessary to effect the redemption of any or all series of the Company Preferred Stock as of or immediately prior to the Effective Time to the extent redeemable by the Company on its terms at such time, including preparing and delivering all notices of conditional optional redemption in form and substance reasonably acceptable to Parent to effect the redemption pursuant to the requisite provisions of the applicable Certificate of Designations; provided, however, any notice of redemption shall be irrevocably conditional on the Closing occurring immediately following such redemption and the date of redemption shall be no earlier than the Closing Date; provided, further, that Parent shall provide, or cause to be provided, all funds required to effect such redemption or shall confirm the use of cash on hand at the Company to effect such redemption.

(b) Notwithstanding anything in this Section 5.18 to the contrary, in no event shall any Acquired Company be required in connection with its obligations under this Section 5.18 to (i) incur or agree to incur any out-of-pocket expenses unless they are promptly reimbursed by Parent, (ii) incur or agree to incur any consent, amendment or similar fee unless Parent provides the funding to the Company therefor, (iii) incur any liability in connection therewith prior to the Closing Date unless contingent upon the occurrence of the Closing, (iv) take any actions that would unreasonably interfere with the ordinary course operations of the Acquired Companies, (v) take any actions that would (A) violate its certificate of incorporation or bylaws (or comparable organizational documents) or (B) violate any applicable Law or (vi) waive or amend any terms of this Agreement. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.18, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company or its Subsidiaries or their respective Representatives, as applicable.

(c) Parent shall, within ten (10) Business Days following request by the Company, reimburse the Company for all documented and reasonable out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with such cooperation pursuant to this Section 5.18. Parent shall indemnify and hold harmless the Company, its Subsidiaries and each of their respective Affiliates and each of their respective directors, officers, employees and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the actions taken in accordance with this Section 5.18 and any information utilized in connection therewith, except to the extent that any of the foregoing arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Section 5.18 by, the Company or its Subsidiaries or their respective Affiliates, directors, officers, employees or other Representatives, as applicable.

(d) Notwithstanding anything in this Agreement to the contrary, the Company’s breach of any of its covenants and agreements required to be performed by it under this Section 5.18 will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.19 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses; provided, however, all HSR Act filing fees shall be paid by Parent. Parent shall, or shall cause the Surviving Corporation to, pay all charges and expenses of the Paying Agent in connection with the transactions contemplated in ARTICLE II.

Section 5.20 Special Dividend. Subject to applicable Laws and the satisfaction or waiver of all of the conditions set forth in ARTICLE VI (other than conditions that may only be satisfied on the Closing Date), prior to the Effective Time and in connection with the Closing the Company shall (a) declare and, immediately prior to the Effective Time, pay a cash dividend per Company Common Share equal to the Special Dividend Amount to holders of record of issued and outstanding Company Common Shares immediately prior to the Effective Time (the “Special Dividend”) and (b) provide to the transfer agent for the Company Common Shares all of the cash necessary to pay the Special Dividend to be paid pursuant to this Section 5.20, which cash shall not form part of the Payment Fund. The Company hereby agrees to cause each Company Insurance Subsidiary in the jurisdictions set forth on Section 5.20 of the Company Disclosure Letter to file for approval with each applicable Insurance Regulator for an extraordinary dividend in an aggregate amount as reasonably determined by Parent in consultation with the Company. For the avoidance of doubt, approval of such extraordinary dividend shall not be a condition to consummating the transactions contemplated hereby and Parent acknowledges and agrees that obtaining such regulatory approval for any such extraordinary dividend or the payment of such extraordinary dividend shall not materially delay or materially impede the receipt of any regulatory approvals for the Transactions, the payment of any dividends by the Company or the Company Insurance Subsidiaries, including ordinary dividends and the Special Dividend, or otherwise materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 5.21 Gain Recognition Agreements. The Company shall, prior to the Effective Time, submit all documentation and other information necessary to obtain relief (including relief from penalties) pursuant to Treasury Regulations Section 1.367(a)-8(p), from the failure to timely file (i) an initial gain recognition agreement (“GRA”) in connection with the transfer, dated November 30, 2017, of American Capital Acquisition Investments, S.A. to National General Holdings Luxembourg, S.A., and (ii) a new GRA pursuant to Treasury Regulations Section 1.367(a)-8(k)(6)(ii) in connection with the reorganization, dated December 19, 2018, involving National General Holdings Luxembourg, S.A., National General Insurance Holdings Ltd and National General Re, Ltd. The Company will be responsible for all costs, expenses, and fees with respect to its obligations pursuant to this Section 5.21 and shall provide Parent with copies of all communications. Notwithstanding anything in this Agreement to the contrary, the Company’s breach of the covenant required to be performed by it under this Section 5.21, other than a Willful Breach, will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.22 Third-Party Consents. Following the Closing, except as otherwise agreed by the parties, each party shall cooperate with the other and use reasonable best efforts to make or obtain all Third-Party Consents set forth on Section 5.22 of the Company Disclosure Letter; provided, however, that the fees, costs and expenses (including any license or other fees and expenses) associated with obtaining such Third-Party Consents shall be borne entirely by, and shall only be incurred or made at the sole discretion of, Parent. Notwithstanding anything in this Agreement to the contrary, the Company’s breach of the covenant required to be performed by it under this Section 5.22 will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

Section 5.23 Resignations. At least fifteen (15) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of all directors (or other members of any similar governing body) for each of the Acquired Companies as of such date, and no Person shall be appointed to any such position following such date. At or prior to Closing, the Company shall use its reasonable best efforts to deliver written resignations, effective as of the Effective Time, of the directors (or other members of similar governing bodies) of any Acquired Company identified in writing by Parent at least ten (10) Business Days prior to the Closing Date. Notwithstanding anything in this Agreement to the contrary, the Company’s breach of the covenant required to be performed by it under this Section 5.23 will not be considered in determining the satisfaction of the conditions in ARTICLE VI.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent, Merger Sub and the Company (but only if waived by all), to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated; (ii) all authorizations, consents, orders, declarations or approvals of, notifications to or filings or registrations with, or terminations or expirations of waiting periods imposed by, the Insurance Regulators and other Governmental Entities set forth on Section 6.1(b) of the Company Disclosure Letter in connection with the Merger (collectively, the “Requisite Regulatory Approvals”) shall have been obtained, shall have been made or shall have occurred, as the case may be, in each case, without the imposition of a Materially Burdensome Condition that has not been waived by Parent in its sole discretion.

(c) No Injunctions, Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order or other legal restraint or prohibition preventing the consummation of the Merger shall have been issued by any court or other Governmental Entity of competent jurisdiction and shall be in effect.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived, in whole or in part, by Parent to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the second sentence of Section 3.2(a) and Section 3.2(c) (Capital Stock) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for de minimis inaccuracies, (ii) the representation and warranty of the Company set forth in Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (iii) the representations and warranties of the Company set forth in the third sentence of Section 3.1(a), in respect of the Company and the Company Insurance Subsidiaries, Section 3.1(c) in respect of the Company (Organization, Standing and Power; Subsidiaries), Section 3.3 (Authority), Section 3.22 (Brokers), Section 3.23 (Takeover Statutes) and Section 3.24 (Fairness Opinion) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein) and (iv) the representations and warranties of the Company set forth in ARTICLE III (other than those described in clauses (i), (ii) and (iii) above) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties described in this clause (iv) to be so true and correct (without giving effect to any qualification as to materiality, Company Material Adverse Effect or similar qualification set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an authorized executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction at or prior to the Effective Time of the following conditions, any and all of which may be waived, in whole or part, by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in the clause (i) of Section 4.1 in respect of Parent (Organization, Standing and Power), Section 4.2 (Authority), Section 4.7 (Ownership and Operations of Merger Sub) and Section 4.9 (Brokers) shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) (without giving effect to any qualification as to materiality or similar qualification set forth therein) and (ii) the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV (other than those described in clauses (i) above) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties described in this clause (ii) to be so true and correct (without giving effect to any qualification as to materiality or similar qualification set forth therein), individually or in the aggregate, has not, and would not reasonably be expected to, materially impair the ability of each of Parent and Merger Sub to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date. The Company shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of an authorized executive officer of Parent, dated as of the Closing Date, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court or other Governmental Entity of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action, that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other Transactions and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, however, neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b)(i) if it has failed to (A) use its reasonable best efforts to contest, resolve or lift, as applicable, such judgment, order, injunction, rule, decree or other action and (B) comply with its obligations under Section 5.5 in all material respects as its relates to such Governmental Entity;

(ii) if, upon a vote taken at any duly held Company Stockholder Meeting (or at any adjournment or postponement thereof) held to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained; or

(iii) if the Effective Time shall not have occurred on or before April 7, 2021 (as such date may be extended pursuant to the first proviso of this Section 7.1(b)(iii), the “Outside Date”); provided, however, if all of the conditions set forth in ARTICLE VI other than the condition set forth in Section 6.1(b) shall have been satisfied or, in respect of conditions to be satisfied at the Closing, shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Company from time to time by written notice to the other party up to a date that is no later than July 7, 2021, the latest of any of foregoing dates shall thereafter be deemed to be the Outside Date initially, and if by July 7, 2021, all of the conditions set forth in ARTICLE VI other than the condition set forth in Section 6.1(b) remain satisfied or, in respect of conditions to be satisfied at the Closing, shall be capable of being satisfied at such time, the Outside Date may be subsequently extended by either Parent or the Company from time to time by written notice to the other party up to a date that is no later than October 7, 2021; provided, further, neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to consummate the Merger by such date results from the material breach or failure to perform by Parent or Merger Sub (in the case of termination by Parent) or the Company (in the case of termination by the Company) of any of its representations, warranties, covenants or agreements contained in this Agreement (including Section 5.5).

(c) by Parent:

(i) if the Company breaches or fails to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) is not capable of being cured or has not been cured within the lesser of (1) sixty (60) days after the giving by Parent of written notice to the Company of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (2) the number of days remaining until the Outside Date; provided, however, Parent may not terminate this Agreement pursuant to this Section 7.1(c)(i) if either of Parent or Merger Sub is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii) if, after the date hereof and prior to obtaining the Company Stockholder Approval, (A) the Company Board or any committee thereof shall have effected a Company Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), or (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement when mailed

(d) by the Company:

(i) if either of Parent or Merger Sub breaches or fails to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is not capable of being cured or has not been cured within the lesser of (1) sixty (60) days after the giving by the Company of written notice to Parent of such breach or failure to perform (such notice to describe such breach or failure to perform in reasonable detail) and (2) the number of days remaining until the Outside Date; provided, however, the Company may not terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its representations, warranties, obligations or agreements hereunder; or

(ii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement to effect a Company Superior Proposal, if the Company has complied with Section 5.2 (including Section 5.2(f)) in all material respects and enters into such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(a).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provision(s) of this Section 7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the provisions of the last sentence of Section 5.4 (Access to Information; Confidentiality), Section 5.13 (Public Announcements), Section 5.16(b) (Parent Financing), Section 5.17(e) (Company Debt), Section 5.18(c) (Company Preferred Stock), Section 5.19 (Expenses), Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 7.4 (Extension of Time; Waiver) and ARTICLE VIII (General Provisions) shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing contained herein shall relieve any party of liability for (a) the Willful Breach of this Agreement prior to such termination or (b) actual intentional fraud (which shall not include constructive fraud or similar claims). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event that:

(i) (A) prior to the receipt of the Company Stockholder Approval, a Company Competing Proposal shall have been publicly disclosed or shall have become publicly known and not withdrawn and (B) this Agreement is thereafter terminated by Parent pursuant to Section 7.1(b)(ii), or Section 7.1(b)(iii), by the Company pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(c)(i), then if, concurrently with or within twelve (12) months after the date of any such termination, any of the Acquired Companies enters into a definitive agreement with respect to any Company Competing Proposal or any transaction if offered prior to the termination of this Agreement would have constituted a Company Competing Proposal, the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee substantially concurrently with the entry into such definitive agreement;

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(b)(iii) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 7.1(c)(ii), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee within two (2) Business Days after such termination; and

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay to Parent or its designee by wire transfer of immediately available funds to the account or accounts designated by Parent or such designee the Termination Fee prior to, and as a condition to, such termination.

(b) Subject to the specific performance remedies set forth in Section 8.12, in the event that Parent or its designees receive full payment of the Termination Fee, and to the extent applicable the amounts payable under Section 7.3(c), and accepts such payment, the receipt of the Termination Fee shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent and any of its Affiliates or any other Person in connection with this Agreement, the termination of this Agreement, the termination or abandonment of any the Transactions or any matter forming the basis for such termination, except for (a) the Willful Breach of Section 5.2 prior to such termination or (b) actual intentional fraud (which shall not include constructive fraud or similar claims).

(c) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, none of the Company, Parent or Merger Sub would enter into this Agreement. Each of the parties further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. If the Company fails promptly to pay the amounts due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or its designee commences a suit that results in a Judgment against the Company for all or a portion of the Termination Fee, the Company shall (i) shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related Actions commenced and (ii) pay to Parent or its designees interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at a rate equal to ten percent (10%) per annum.

Section 7.4 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) waive compliance with any of the agreements, covenants or conditions of the other party or parties contained herein; provided, however, after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants and agreements of the parties contained this Agreement shall survive the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery, if delivered personally, (b) upon written confirmation of receipt by reply email from the recipient (not including any automated return email indicating that the email address is no longer valid or active or the recipient is unavailable), if by email or (c) on the first Business Day following the date of dispatch, if delivered utilizing a next-day service by a recognized next-day courier (with proof of delivery from such recognized next-day courier). All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation:

c/o Allstate Insurance Company

3075 Sanders Road, Building G

Northbrook, IL 60062

Email:         marilyn.hirsch@allstate.com

          elliot.stultz@allstate.com

Attention:   Marilyn V. Hirsch

          Elliot A. Stultz

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

E-mail:        jschwolsky@willkie.com

          hblock@willkie.com

Attention:    John M. Schwolsky

          Howard Block

(ii) if to the Company, to:

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

Email:           Jeffrey.weissmann@ngic.com

Attention:     Jeffrey Weissmann

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Email:           agivertz@paulweiss.com

            jmarell@paulweiss.com

Attention:     Adam M. Givertz

                     Jeffrey D. Marell

Section 8.3 Certain Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings assigned below:

“Administrator” means each program manager, managing general agent, third-party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf any of the Company Insurance Subsidiaries.

“Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first-mentioned Person;

“Anti-Money Laundering Laws” means Laws regarding anti-money laundering to the extent applicable to any of the Company or any Subsidiary, including the U.S. Bank Secrecy Act, the USA PATRIOT Act, and Bermuda’s Proceeds of Crime Act 1997, Anti-Terrorism (Financial and Other Measures) Act 2004, Proceeds (Anti-Money Laundering and Anti-Terrorist Financing Supervision an Enforcement) Act 2008, and the Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing) Regulations 2008, including the Company’s know-your-customer obligations;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York or Chicago, Illinois are authorized by Law or executed order to be closed;

“Company Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable, in all material respects, to the Company than, those set forth in the Confidentiality Agreement; provided that such confidentiality agreement (a) need not contain a “standstill” or similar provision or otherwise prohibit the making or amendment of any Company Acquisition Proposal, and (b) shall not prohibit compliance by any of the Acquired Companies with any of the provisions of this Agreement;

“Company Acquisition Proposal” means any proposal or offer (other than the Transactions or any other proposal or offer by the Parent Companies or their Affiliates) with respect to any (a) merger, consolidation, reinsurance, share exchange, other business combination or similar transaction involving any of the Acquired Companies pursuant to which any Person or the stockholders of any Person would own, directly or indirectly, thirty-five percent (35%)or more of the voting power of the Company or of the surviving entity of the Company or the resulting direct or indirect parent entity of the Company or such surviving entity, (b) sale, lease, contribution, reinsurance or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of any of the Acquired Companies, in each case, representing thirty-five percent (35%) or more of the consolidated revenues, net income or fair market value of the assets of the Acquired Companies, taken as a whole, or (c) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group (as such term is defined in Rule 13d-3 under the Exchange Act) of securities representing thirty-five percent (35%) or more of the voting power of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities);

“Company Board” means the board of directors of the Company;

“Company Common Stock” means the common stock of the Company, $0.01 par value per share;

“Company Competing Proposal” shall have the same meaning as Company Acquisition Proposal except that all references to “twenty-five (25%) or more” therein shall be changed to “more than fifty percent (50%);”

“Company Distribution & Technology Subsidiaries” means the Acquired Companies set forth on Section 8.3(ii) of the Company Disclosure Letter.

“Company Domain Names” means all Domain Names presently owned or purported to be owned by any Acquired Company or used in the conduct of its business;

“Company Insurance Subsidiaries” means the Acquired Companies set forth on Section 8.3(i) of the Company Disclosure Letter.

“Company Intellectual Property” means all Company Owned Intellectual Property and all Intellectual Property in which any Acquired Company has a license or similar right;

“Company Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole, arising following the date of this Agreement, that is not known or reasonably foreseeable, or the consequences or magnitude of the consequences of which are not known or reasonably foreseeable, to or by the Company Board as of the date of this Agreement, which event, fact, circumstance, development or occurrence or the consequences or magnitude of the consequences thereof becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; provided, however, in no event shall the following constitute a Company Intervening Event: (a) the receipt, existence or terms of a Company Acquisition Proposal or any inquiry or matter relating thereto or consequence thereof; (b) events or circumstances arising from the announcement or the existence of, or any action taken by any party pursuant to and in compliance with the terms of, this Agreement or any other agreements or other documents delivered in connection herewith; and (c) changes in the market price or trading volume of the Company Common Shares (it being understood that the facts and occurrences giving rise to or contributing to such changes may be taken into account in determining whether there has been a Company Intervening Event);

“Company Investment Guidelines” means the investment guidelines of the Acquired Companies in respect of bonds, structured securities, stocks and other investments;

“Company IT Systems” means all information technology and computer systems (including Company Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data or information, whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies (including the Company’s NPS claim processing system);

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided, however, in no event shall any of the following events, changes, effects, developments, states of facts, conditions, circumstances or occurrences be deemed to constitute, nor be taken into account in determining whether there has been or may be, a Company Material Adverse Effect: (a) changes in or affecting general political or economic conditions (including changes in interest rates) or the financial, credit, or securities markets in the United States or elsewhere in the world; (b) changes in or conditions generally affecting the industries in which the Acquired Companies operate; or (c) resulting from or arising out of (i) the announcement of, or taking any action expressly required by this Agreement or the Transactions (provided, if any of the foregoing results in a breach of Section 3.3 or Section 3.4 of this Agreement, the effects that result from or arise out of such breach shall not be disregarded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur), (ii) any taking of any action at the written request of Parent or Merger Sub, solely to the extent so requested, (iii) change in Law, GAAP or SAP or accounting standards or interpretations thereof after the date hereof, (iv) any outbreak or escalation of hostilities or acts of war or terrorism or epidemics or pandemics, (v) weather or climate conditions, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, or (vi) any Action initiated or threatened on or after the date hereof by any stockholders of the Company against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the Transactions, (vii) any change in the price or trading volume of any securities of the Company, in the Company’s credit rating, financial strength rating or in any analyst’s recommendations, in each case in and of itself, or the failure of the Company to meet any projections or forecasts (provided in the case of this clause (vii), that the event, change, effect, development, condition, circumstance, cause or occurrence underlying such change or failure shall not be excluded and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect); provided, that any event, change, effect, development, state of facts, condition, circumstance or occurrence referred to in clauses (a), (b) or (c)(iii), (iv) or (v) shall not be excluded, and may be taken into account, in determining whether there has been or may be a Company Material Adverse Effect to the extent the Acquired Companies are adversely affected thereby in a disproportionate manner relative to other similarly-situated participants in the industries in which the Acquired Companies operate;

“Company Owned Intellectual Property” means Intellectual Property owned by any Acquired Company or in which any Acquired Company purports to have an ownership interest (in each case, whether exclusively, jointly with another Person, or otherwise);

“Company Real Property Lease” means any lease, license, occupancy agreement or sublease with a Person other than any of the Acquired Companies pursuant to which any Acquired Company leases (as tenant), uses or occupies or has the right to lease (as tenant), use or occupy any real property involving annual rental payments in excess of $500,000, or any waiver, side letter or guaranty relating thereto;

“Company Shares” means the Company Common Shares and Company Preferred Shares;

“Company Software” means Software owned by any Acquired Company or in which any Acquired Company purports to have an ownership interest (in each case, whether exclusively, jointly with another Person or otherwise) or in which any Acquired Company has any license or similar right;

“Company Stock Plans” means the American Capital Acquisition Corporation 2010 Equity Incentive Plan, the National General Holdings Corp. 2013 Equity Incentive Plan and the National General Holdings Corp. 2019 Omnibus Incentive Plan;

“Company Superior Proposal” means any bona fide written Company Acquisition Proposal made by a third party or group (a) on terms which the Company Board determines in good faith (after consultation with the Company’s outside legal counsel and outside financial advisor) to be more favorable to the stockholders of the Company than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (b) that is reasonably likely to be completed. For purposes of this definition, all references to “thirty-five percent (35%) or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “more than 50%;”

“Contract” means any note, bond, mortgage, indenture, contract, arrangement, undertaking, purchase order, bid, agreement, lease, license or other instrument or obligation (whether written or oral), together with all amendments, supplements and modifications thereto;

“Copyrights” means all works of authorship (whether or not copyrightable) in any medium, all moral rights, U.S. and non-U.S. registered and unregistered copyrights and mask works, writings, designs, software and any other original work of authorship in both published works and unpublished works of authorship, and pending applications to register the same, and all copyrightable subject matter;

“Data Protection Laws” means all applicable laws in any relevant jurisdiction pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer, including the California Consumer Privacy Act (CCPA), the NYDFS Cybersecurity Regulation (23 NYCRR 500), and the Gramm-Leach-Bliley Act, the Telephone Consumer Protection Act.

“Data Protection Requirements” means all applicable (i) Data Protection Laws, (ii) all published, posted, and written internal policies and procedures relating to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data and (iii) those terms of any Contracts imposing obligations on the Company or its Subsidiaries with respect to the Company’s collection, use, storage, disclosure, or cross-border transfer of Personal Data;

“Domain Names” means all rights in internet web sites and internet domain names;

“Environmental Laws” means all Laws, injunctions, Judgments, treaties, codes, orders, decrees, governmental restrictions or any other requirement of Law protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, or regulating or imposing liability or standards of care in respect of the use, handling, release (or threatened release), storage, transport, treatment, management and disposal of, or exposure of Persons to, Materials of Environmental Concern, including those relating to electronic waste recycling, as such are in effect as of the date of this Agreement and any common law related to such;

“Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws;

“Equity Award Exchange Ratio” means the quotient (rounded to four decimal places) of (A) the Total Consideration divided by (B) the volume weighted average price of a share of common stock of Parent on the New York Stock Exchange for the thirty (30) trading days ending with the trading day immediately preceding the Closing Date, based on market information.

“ERISA Affiliate” means any entity, trade or business that is or was, at the relevant time, together with the Company or any of its Affiliates, considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA or a member of the same “controlled group” as any of the Acquired Companies pursuant to Section 4001(a)(14) of ERISA;

“Insurance Laws” means the Laws applicable to the business of insurance or the regulation of insurance holding companies, whether U.S. or foreign, and all applicable orders and directives of Governmental Entities;

“Insurance Regulator” means a Governmental Entity regulating the business of insurance or reinsurance companies under the Insurance Laws;

“Intellectual Property” means, all rights, worldwide in any Patents, Trademarks, Domain Names, Copyrights, Software, Know-How, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, data and database rights, and claims, causes of action, or rights of recovery arising from or under any of the foregoing an any other intellectual property or proprietary rights of any kind, nature, or description;

“Judgment” means any judgment, order, stipulation, determinations, writ, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent);

“Know-How” means trade secrets or other confidential or proprietary information, know how, policyholder lists, technical information, research and development, data, processes, formulas, algorithms, methods, trading systems, processes and technology;

“knowledge” when used with respect to (a) the Company, means the actual knowledge of any fact, circumstance or condition of those officers of the Company set forth on Section 8.3(iii) of the Company Disclosure Letter and (b) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent set forth on Section 8.3(iii) of the Parent Disclosure Letter, in each case of the foregoing clauses (a) and (b), after reasonable inquiry;

“Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous or toxic substance or waste, dangerous good, radioactive material, petroleum (including crude oil, any fraction thereof and refined petroleum products), asbestos and asbestos-containing materials, polychlorinated biphenyls or any other chemical, material or substance, which are currently regulated under any Environmental Laws;

“Open Source Code” means any software code or other material that is distributed as “free software” or “open source software” or is otherwise distributed under a similar licensing or distribution model. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License or Sun Community Source License, or any other license described by the Open Source Initiative as set forth on www.opensource.org;

“Parent Board” means the board of directors of Parent;

“Parent Companies” means, collectively, Parent and its Subsidiaries;

“Parent Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, other than any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, other equity-based compensation, severance, change-in-control, bonus, incentive, deferred compensation, pension, retirement, profit-sharing, savings, sick leave, vacation pay, disability, health or medical, life insurance, material fringe benefit, flexible spending account, employment or other compensation, incentive or employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the Transactions or otherwise) under which any current employee, director or independent contractor of any of the Parent Companies has any present or future right to benefits or any of the Parent Companies has had or has any current potential liability (including contingent liability) to or on behalf of any current or former employee, officer, director or independent contractor of the Parent Companies (including an obligation to make contributions);

“party” means any of Parent, Merger Sub or the Company and “parties” means all of Parent, Merger Sub and the Company;

“Patents” means all U.S. and non-U.S. patents, patent applications and inventions and discoveries that may be patentable, and all related continuations, continuations-in-part, divisionals, reissues, renewals, re-examinations, substitutions, extensions, supplementary protection certificates and later-filed non-U.S. counterparts thereto;

“Permitted IP Encumbrance” means licenses of Intellectual Property rights granted in the ordinary course of business consistent with past practice;

“Permitted Liens” means (a) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable, or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business or the amount or validity of which is being contested in good faith or for which appropriate reserves have been established in accordance with GAAP, (c) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents filed at least three (3) Business Days prior to execution and delivery of this Agreement, (d) Liens imposed or promulgated by Law with respect to real property and improvements, including building codes and zoning, entitlement and other land use and environmental regulations, (e) Liens that affect the underlying fee or other superior interest in any property leased, subleased or otherwise used or occupied under a Company Real Property Lease, (f) any Lien in favor of the lessor, sublessor, licensor or grantor under any Company Real Property Lease, (g) all defects, exceptions, restrictions, imperfections in title, charges, easements, encumbrances and other Liens which are disclosed in any title commitment, report or policy of title insurance which has been made available to, or otherwise obtained by, the other party, and (h) any Liens, matters of record, and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the property to which they relate in the business as currently conducted;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

“Personal Data” means the same as “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement;

“Producer” means each insurance agent, marketer, wholesaler, distributor, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf any of the Company Insurance Subsidiaries, including such party’s and its Subsidiaries’ salaried employees.

“Proprietary Software” means any and all Software owned or purported to be owned by an Acquired Company;

“Protected Health Information” means “individually identifiable health information” as defined by the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations;

“Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state or non-U.S. statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (a) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (b) protect the national security or the national economy of any nation;

“Representatives” means, with respect to any Person, any officer, director or employee of such Person or any financial advisor, attorney, accountant or other agent, advisor or representative of such Person;

“Retained Earnings” means consolidated retained earnings of the Company, calculated in accordance with GAAP, without giving effect to any releases of reserves other than (i) release resulting from the payment of claims by insurers or (ii) releases of reserves in the ordinary course of business consistent with past practice not to exceed $30,000,000;

“Sanctioned Person” means at any time any Person: (a) listed on any Sanctions-related list of designated or blocked Persons; (b) resident in or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time; or (c) majority-owned or controlled by any of the foregoing;

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures imposed, administered, or enforced from time to time by the United States (including the U.S. Office of Foreign Assets Control, the U.S. Department of Treasury, the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, or the United Kingdom (including Her Majesty’s Treasury and the UK Office of Financial Sanctions Implementation));

“Software” means computer programs, applications, systems and software, including source code, object, executable or binary code, objects, comments, screens, user interfaces, algorithms, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith;

“Special Dividend Amount” means $2.50, unless the quotient of (a) the sum of (i) the increase in Retained Earnings for the period from January 1, 2020 to the Business Day prior to the Closing Date plus (ii) Transaction Expenses, not to exceed $50,000,000, to the extent reducing such Retained Earnings, divided by (b) the Company Common Shares issued and outstanding as of the Closing Date is less than $1.00, in which case the Special Dividend Amount shall equal the sum of (x) such quotient plus (y) $1.50; provided, however, in no event shall the Special Dividend be less than $1.50.

“Specified Insurance Regulators” means the Insurance Regulators of any state in which any Company Insurance Subsidiary is domiciled or deemed commercially domiciled under applicable Law;

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other comparable governing body are owned, directly or indirectly, by such first-mentioned Person;

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “takeover,” “interested shareholder,” or “business combination” statute or regulation or other similar state anti-takeover Laws;

“Tax” means any U.S. federal, state or local or non-U.S. net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp Tax or any other Tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, addition to Tax or additional amount imposed by any Governmental Entity;

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax;

“Termination Fee” means an amount in cash equal to $132,500,000;

“Third-Party Consent” means any approval, authorization, exemption, waiver, permission or consent of any kind of any non-affiliated third party (other than a Governmental Entity) required in order to consummate the Merger and the other Transactions;

“Total Consideration” means the sum of (i) the Merger Consideration plus (ii) the Special Dividend Amount, without duplication for any adjustment to the applicable Company Stock Awards resulting from the declaration and/or payment of the Special Dividend;

“Trademarks” means U.S., state and non-U.S. trade names, logos, trade dress, assumed business names, registered and unregistered trademarks, service marks, social media accounts and identifiers and other similar designations of source or origin, together with the goodwill symbolized by or associated with any of the foregoing, and any common law rights, registrations and applications to register the foregoing;

“Transaction Expenses” means the aggregate amount of all fees and expenses (whether or not yet invoiced and whether or not yet paid), incurred by, or on behalf of, the Company or any of its Subsidiaries prior to the Effective Time (a) in respect of counsel, advisors, consultants, investment bankers, accountants and auditors and experts engaged by, or on behalf of, the Company or any of its Subsidiaries at or prior to the Effective Time in connection with the Transactions, (b) all transaction-related or other discretionary bonuses, severance payments, change of control payments, “stay put” and other similar payments payable prior to the Closing by the Company or any of its Subsidiaries to any current or former board member, officer or employee of the Company or any of its Subsidiaries arising in connection with the consummation of the Transactions, (c) the employer portion of any payroll, social security, unemployment or similar Tax related to any payment made pursuant to the foregoing clause (b), (d) any payments made at or prior to the Effective Time by the Company or any of its Subsidiaries in connection with obtaining any non-governmental third party consent as requested by Parent, the payoff, prepayment or defeasance of any indebtedness or the redemption of any Company Preferred Stock, in each case, in connection with the consummation of the Transactions, (e) any payments by the Company or any of its Subsidiaries in respect of indemnification or advancement of expenses to directors, officers or other persons entitled to such rights, in each case, in connection with the Transactions and (f) any action taken at the request of Parent, including incremental out-of-pocket reinsurance costs incurred at the request of Parent pursuant to Section 5.1(c) to the extent reducing Retained Earnings and the costs and expenses associated with any other actions taken pursuant to this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code; and

“Willful Breach” means a material breach of this Agreement that is a consequence of an action taken or failure to act that the breaching party deliberately takes (or deliberately fails to take) and actually knows would, or would reasonably be expected to, cause a material breach of this Agreement. For the avoidance of doubt, the failure of any party to consummate the Transactions when required by this Agreement shall constitute a Willful Breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of or to Schedule or Exhibit to this Agreement, respectively, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “made available” to Parent and words of similar import means that the information or document (a) has been actually delivered to Parent or its Representatives, (b) has been posted to the electronic data site maintained by the Company in connection with the Transactions or (c) has been publicly filed by the Company with the SEC, or incorporated by reference into any public filing with the SEC made by the Company since January 1, 2018 and at least three (3) Business Days prior to the execution and delivery of this Agreement; the words “made available” to the Company and words of similar import means that the information or document (a) has been actually delivered to the Company or its Representatives, (b) has been posted to the electronic data site maintained by Parent in connection with the Transactions or (c) has been publicly filed by Parent with the SEC, or incorporated by reference into any public filing with the SEC made by Parent since January 1, 2018 and at least three (3) Business Days prior to the execution and delivery of this Agreement. The defined terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and promulgation of rules and regulations thereunder and references to all attachments thereto and instruments incorporated therein. If the date on which any action is required or permitted to be taken under this Agreement by a Person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Voting Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by the provisions of this Agreement) constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that, until the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement).

Section 8.6 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by written agreement of the parties (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except for (a) the provisions of ARTICLE II and Section 5.20 (which, from and after the Effective Time, shall be for the benefit of the holders of Company Shares and Company Stock Awards immediately prior to the Effective Time) and (b) Section 5.8 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties and their heirs).

Section 8.8 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state that would cause the application of the Laws of another jurisdiction.

Section 8.9 Jurisdiction; Enforcement. Each of the parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any Judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). The parties further agree that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.2 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.2 shall be effective service of process for any Action in connection with this Agreement or the Transactions.

Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WITH AND UPON THE ADVICE OF COMPETENT COUNSEL IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, Parent or Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.12 Remedies. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which such party is entitled at law or in equity and no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.14 Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, Parent or Merger Sub except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter shall not be deemed an admission that such item is reasonably likely to result in a Company Material Adverse Effect, and inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to materially impair the ability of a party to perform its obligations hereunder or to consummate the Transactions, in each case, on or before the Outside Date. Descriptive headings in the Company Disclosure Letter and the Parent Disclosure Letter are inserted for reference purposes and for convenience of the reader only and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company

Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding. Any disclosure in any section of the Company Disclosure Letter or Parent Disclosure Letter of information that is also filed with or disclosed in any Company SEC Document or Parent SEC Document, as applicable, shall not be deemed a representation that there is no other information filed with or disclosed in any Company SEC Document or Parent SEC Document, as applicable, that would qualify the corresponding representation. Any Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure that such information is relevant to such representation or warranty. All disclosures in the Company Disclosure Letter and Parent Disclosure Letter are intended only to allocate rights and risks between the parties to the Agreement and are not intended to be admissions against interests, be admissible against any party by any Person who is not a party (other than Affiliates, beneficiaries, or successors or assigns of any of the parties), or give rise to any claim or benefit to any Person who is not a party (other than Affiliates, beneficiaries, or successors or assigns of any of the parties).

Section 8.15 Counterparts; Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE ALLSTATE CORPORATION

By:	/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief
Financial Officer

BLUEBIRD ACQUISITION CORP.

By:	/s/ Mario Rizzo
	Name:	Mario Rizzo
	Title:	Executive Vice President and Chief
Financial Officer

NATIONAL GENERAL HOLDINGS CORP.

By:	/s/ Michael Weiner
	Name:	Michael Weiner
	Title:	Chief Financial Officer

ANNEX I

DEFINED TERM INDEX

Term	Section
401(k) Plans	Section 5.6(f)
Acquired Companies	Section 3.1(a)
Action	Section 3.9(a)
Adjusted RSU Award	Section 2.3(c)
Affiliate	Section 8.3
Agreement	Preamble
Anti-Corruption Laws	Section 3.10(c)
Anti-Money Laundering Laws	Section 8.3
Appraisal Shares	Section 2.1(f)
Assumed Company RSU	Section 2.3(c)
BBHL	Section 5.1(b)(xxi)
Book-Entry Share	Section 2.1(c)
Business Day	Section 8.3
Certificate of Merger	Section 1.3
Certificate	Section 2.1(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(h)
Company	Preamble
Company Acceptable Confidentiality Agreement	Section 8.3
Company Acquisition Proposal	Section 8.3
Company Adverse Recommendation Change	Section 5.2(d)
Company Board	Section 8.3
Company Bylaws	Section 3.1(b)
Company Charter	Section 3.1(b)
Company Common Shares	Recitals
Company Common Stock	Section 8.3
Company Credit Agreement	Section 5.17(a)
Company Current Premium	Section 5.8(c)
Company Disclosure Letter	ARTICLE III
Company Domain Names	Section 8.3
Company Insurance Subsidiaries	Section 8.3
Company Intellectual Property	Section 8.3
Company Intellectual Property Agreements	Section 3.15(a)(vi)
Company Intervening Event	Section 8.3
Company Intervening Event Notice Period	Section 5.2(g)
Company Investment Guidelines	Section 8.3
Company IT Systems	Section 8.3
Company Material Adverse Effect	Section 8.3
Company Notes	Section 5.17(b)
Company Owned Intellectual Property	Section 8.3
Company Plan	Section 3.11(a)

Term	Section
Company Preferred Shares	Recitals
Company Preferred Stock	Section 2.1(e)
Company Real Property	Section 3.17(c)
Company Real Property Lease	Section 8.3
Company Recommendation	Section 5.3(b)
Company Reinsurance Agreements	Section 3.15(a)(iv)
Company RSU	Section 2.3(b)
Company’s Current Premium	Section 5.8(c)
Company SEC Documents	Section 3.5(a)
Company Series A Preferred Stock	Section 2.1(e)
Company Series B Preferred Stock	Section 2.1(e)
Company Series C Preferred Stock	Section 2.1(e)
Company Series D Preferred Stock	Section 2.1(e)
Company Shares	Section 8.3
Company Software	Section 8.3
Company Statutory Financial Statements	Section 3.5(c)
Company Stock Awards	Section 2.3(d)
Company Stock Equivalents	Section 3.2(d)
Company Stock Option	Section 2.3(a)
Company Stock Plans	Section 8.3
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Meeting	Section 5.3(b)
Company Superior Proposal	Section 8.3
Company Superior Proposal Notice Period	Section 5.2(f)
Company Voting Agreement	Recitals
Company Voting Debt	Section 3.2(d)
Confidentiality Agreement	Section 5.4
Continuation Period	Section 5.6(a)
Continuing D&O Insurance	Section 5.8(c)
Continuing Employees	Section 5.6(a)
Contract	Section 8.3
Copyrights	Section 8.3
DGCL	Recitals
DOJ	Section 5.5(b)
Domain Names	Section 8.3
Effective Time	Section 1.3
Enforceability Limitations	Section 3.3(a)
Environmental Laws	Section 8.3
Environmental Permits	Section 8.3
Equity Award Exchange Ratio	Section 8.3
ERISA	Section 3.11(a)
ERISA Affiliate	Section 8.3
Exchange Act	Section 3.4(b)
Financing	Section 5.16(a)
Foreign Benefit Plan	Section 3.11(j)

Term	Section
FTC	Section 5.5(b)
GAAP	Section 3.5(b)
Governmental Entity	Section 3.4(b)
GRA	Section 5.21
HSR Act	Section 3.4(b)
Indemnified Party	Section 5.8(b)
Insurance Laws	Section 8.3
Insurance Regulator	Section 8.3
Intellectual Property	Section 8.3
Investment Assets	Section 3.25(a)
IRS	Section 3.11(a)
Judgment	Section 8.3
Know-How	Section 8.3
knowledge	Section 8.3
Law	Section 3.4(a)
Leased Company Real Property	Section 3.17(c)
Letter of Transmittal	Section 2.2(b)
Liens	Section 3.1(c)
Material Affiliate Transaction	Section 3.21
Material Company Contract	Section 3.15(a)(xvi)
Materially Burdensome Condition	Section 5.5(d)
Materials of Environmental Concern	Section 8.3
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.1(a)
NASDAQ	Section 3.4(b)
Notice of Company Superior Proposal	Section 5.2(f)
NYSE	Section 3.4(b)
Open Source Code	Section 8.3
Outside Date	Section 7.1(b)(iii)
Owned Company Real Property	Section 3.17(a)
Parent	Preamble
Parent Board	Section 8.3
Parent Companies	Section 8.3
Parent Disclosure Letter	ARTICLE IV
Parent Plan	Section 8.3
Parent Stock Consideration Condition Failure	Section 7.1(b)(iii)
Parent VWAP	Section 8.3
party	Section 8.3
parties	Section 8.3
Patents	Section 8.3
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Permits	Section 3.10(b)

Term	Section
Permitted IP Encumbrance	Section 8.3
Permitted Liens	Section 8.3
Person	Section 8.3
Personal Data	Section 8.3
Proprietary Software	Section 8.3
Protected Health Information	Section 8.3
Proxy Statement	Section 5.3(a)
Regulatory Law	Section 8.3
Representatives	Section 8.3
Requisite Regulatory Approvals	Section 6.1(b)
Retained Earnings	Section 8.3
Sanctioned Person	Section 8.3
Sanctions	Section 8.3
SAP	Section 3.5(c)
SEC	ARTICLE III
Secretary of State	Section 1.3
Section 262	Section 2.1(f)
Securities Act	Section 3.4(b)
Software	Section 8.3
SOX	Section 3.5(a)
Special Dividend	Section 5.20
Special Dividend Amount	Section 8.3
Specified Insurance Regulators	Section 8.3
Specified Time	Section 3.2(a)
Subsidiary	Section 8.3
Surviving Corporation	Section 1.1(a)
Surviving Corporation Common Stock	Section 2.1(a)
Takeover Laws	Section 8.3
Tax	Section 8.3
Tax Opinion	Section 5.15
Tax Return	Section 8.3
Termination Fee	Section 8.3
Total Consideration	Section 8.3
Trademarks	Section 8.3
Transaction Expenses	Section 8.3
Transactions	Section 1.2
Treasury Regulations	Section 8.3
WARN	Section 3.12
Willful Breach	Section 8.3

Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contacts, Allstate:

Greg Burns	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Contacts, National General:

Jodi Swartz	Cliff Gallant
Media Relations	Investor Relations
(833) 684-0492	(212) 380-9462

Allstate Expands Personal Lines Market Position with Acquisition of National General

NORTHBROOK, Ill., July 7, 2020 – The Allstate Corporation (NYSE: ALL) has agreed to acquire National General Holdings Corporation for approximately $4 billion in cash, or $34.50 per share. The transaction is expected to close in early 2021, subject to regulatory approvals and other customary closing conditions.

“Acquiring National General accelerates Allstate’s strategy to increase market share in personal property-liability and significantly expands our independent agent distribution,” said Tom Wilson, Chair, President and CEO. “The acquisition increases personal lines premiums by $4.0 billion and market share by over 1 percentage point to 10%. National General’s business and technology platforms will be utilized to further strengthen Allstate’s existing independent agent businesses. The transaction will be accretive to adjusted net income earnings per share and return on equity beginning in the first year.”

National General provides a wide range of property-liability products through independent agents with a significant presence in non-standard auto insurance. The company also has attractive Accident and Health and Lender-Placed Insurance businesses. Gross premiums written were $5.6 billion, which generated operating income of $319 million in 2019.

“National General’s operating expertise has enabled us to serve customers and independent agents well as we have grown both organically and through acquisition,” said Barry Karfunkel, Co-Chairman and CEO of the New York-based insurer. “We are excited about combining our team’s expertise and commitment with Allstate to become a top-five personal lines carrier for independent agents while offering a broader array of products. National General’s shareholders are also benefiting by unlocking the value created over the last decade.”

Transaction Details

National General shareholders will receive $32.00 per share in cash from Allstate, plus closing dividends expected to be $2.50 per share, providing $34.50 in total value per share. Allstate will fund the share purchase by deploying $2.2 billion in combined cash resources and, subject to market conditions, issuing $1.5 billion of new senior debt. Allstate expects to maintain its current share repurchase program.

National General’s board of directors has approved the transaction, which includes customary terms and conditions, including a breakup fee of $132.5 million. A voting agreement has also been signed with entities controlling 40% of National General’s common shares to vote for the transaction.

MSD Capital, which owns approximately 7.4% of National General’s outstanding common shares, also supports the transaction. “As proud shareholders since 2013, we support the decision of National General’s board of directors to move forward with this strategic transaction,” said John Phelan, Managing Partner and Co-Founder of MSD Capital, LP and MSD Partners, LP. Dan Bitar, a Managing Director of MSD Capital, added, “We believe the transaction is allowing National General’s employees, customers and shareholders to benefit from the significant franchise value created by the management team over the last decade.”

Ardea Partners LP was the exclusive financial adviser to Allstate, and Willkie Farr & Gallagher LLP was the company’s legal adviser. J.P. Morgan Securities LLC was the exclusive financial adviser to National General, and Paul, Weiss, Rifkind, Wharton & Garrison LLP was National General’s legal counsel.

Webcast

Allstate will conduct a teleconference and webcast at 7:30 a.m. Central Time on Wednesday, July 8, to discuss the acquisition. The investor webcast can be accessed at www.allstateinvestors.com. A replay and downloadable audio file will be posted on the company’s website shortly after the event ends.

About Allstate

The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with more than 153.7 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance. Allstate is widely known from the slogan “You’re in Good Hands with Allstate.”

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About National General

National General, headquartered in New York City, is a specialty personal lines insurance holding company serving a wide range of customer segments through a network of approximately 42,300 independent agents for property-casualty products. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, lender-placed, supplemental health and other niche insurance products. Auto insurance represents approximately 60% of premium with a significant presence in the non-standard auto market. Its property-casualty business was built through a combination of organic growth and opportunistic acquisitions. National General earns attractive margins and generated operating return on average equity in excess of 16% in 2019, with net income of $314 million, up 79% from the prior year. Gross premiums written in 2019 were $5.6 billion.

Additional Information and Where to Find It

This press release may be deemed to be solicitation in respect of the transaction. In connection with the transaction, National General intends to file relevant materials with the SEC, including National General’s proxy statement on Schedule 14A. National General stockholders are urged to read all relevant documents filed with the SEC, including National General’s proxy statement when it is available, because they will contain important information about the transaction. Investors and security holders will be able to obtain the documents free of charge on the SEC’s website at www.sec.gov, and National General stockholders will receive information at an appropriate time on how to obtain documents free of charge from National General that are not currently available.

National General and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of National General common stock in respect of the transaction. Information about National General’s directors and executive officers is set forth in the proxy statement for National General’s 2020 Annual General Meeting of Shareholders, which was filed with the SEC on March 12, 2020. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the transaction when it becomes available.

Forward-Looking Statements

This press release contains “forward-looking statements” that anticipate results based on estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. The management of Allstate or National General believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, but are not limited to the “Risk Factors” section in the most recent Annual Report on Form 10-K for each of Allstate and National General. Forward-looking statements speak only as of the date on which they are made, and Allstate and National General assume no obligation to update or revise any forward-looking statement.

No Solicitation

This press release is not intended to and shall not constitute the solicitation of any vote of approval.